Exhibit 2.1

EQUITY PURCHASE AGREEMENT

dated as of

July 1, 2013

by and among

TRINET GROUP, INC.,

AMBROSE EMPLOYER GROUP, LLC

and

GREGORY SLAMOWITZ, JOHN IORILLO AND MARC DWEK

relating to the purchase and sale of

100% of the outstanding equity interests of

AMBROSE EMPLOYER GROUP, LLC

***

(continued)

(continued)

(continued)

Exhibit A	Form of Escrow Agreement
Exhibit B	Working Capital

Company Disclosure Schedule

Schedule I – Schedule of Equityholders/Allocation of Purchase Price

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2013, is entered into by and among TriNet Group, Inc., a Delaware corporation (“Buyer”), Ambrose Employer Group, LLC, a New York limited liability company (the “Company”), and Gregory Slamowitz, John Iorillo and Marc Dwek (each a “Seller” and collectively the “Sellers”). The Company, the Sellers and Buyer are collectively referred to herein as the “Parties” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Company and its Subsidiaries are engaged in professional employer or co-employer business and outsourced payroll services as a professional employer organization and associated or ancillary activities and services (the “Business”);

WHEREAS, the Sellers own beneficially and of record 100% of the outstanding equity interests of the Company (the “Equity Interests”); and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Equity Interests.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follow:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Aggregate Purchase Price” means, collectively, the Closing Payment Amount together with the amount of the Escrow Distributions, if any.

“Ancillary Agreement” means the Escrow Agreement.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Percentage” means, with respect to each Seller, the percentage of the Aggregate Purchase Price allocable to such Seller as set forth opposite such Seller’s name on Schedule I.

1

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Applicable Law to close.

“Closing Payment Amount” means an amount equal to $200,000,000 in cash, minus (a) any Indebtedness of the Company and/or any of its Subsidiaries as of the Closing, minus (b) any Transaction Expenses as of the Closing, (c) the Escrow Amount, minus (d) the amount, if any, by which Target Working Capital exceeds the Working Capital Estimate, plus (e) the amount, if any, by which the Working Capital Estimate exceeds Target Working Capital. The Aggregate Purchase Price is subject to further adjustment following the Closing in accordance with Section 2.5 hereof.

“Closing Working Capital” means, as of 11:59 p.m. (Pacific Time) on the date immediately preceding the Closing Date, the difference of Current Assets, minus Current Liabilities, without giving effect to any of the transactions contemplated hereby and determined in accordance with GAAP, supplemented to the extent consistent with GAAP by the accounting principles and practices of the Company consistently applied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” means any employee of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, Worksite Employees) whose services relate exclusively to the business of the Company and/or its Subsidiaries and not to the business of any client of the Company or any of its Subsidiaries.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 5.01, 5.02, 5.04, and 5.16.

“Company Intellectual Property” means the Intellectual Property owned by the Company or its Subsidiaries as of the Closing Date, including the Registered IP set forth on Schedule 5.13(a) of the Company Disclosure Schedule.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Current Assets” means the sum, as of any date, of the consolidated current assets (including cash) of the Company and the Company’s Subsidiaries, classified as current assets under GAAP as set out in Exhibit B.

“Current Liabilities” means as of any date, the consolidated current liabilities of the Company and the Company’s Subsidiaries classified as current liabilities under GAAP as set out in Exhibit B.

“Damages” include any actual loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost or expense; provided, however, that in no event shall Damages include any special or punitive damages (other than special or punitive damages that are actually recovered by third parties in connection with a third-party claim), damages that are not reasonably foreseeable, or damages based upon a multiple of earnings or similar financial measure.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business, the Company or any of the Company’s Subsidiaries.

“Entity Tax” means any Tax with respect to which the Company or any of the Company’s Subsidiaries is subject to tax. For the avoidance of doubt, any Tax for which holders of equity interests in the Company are liable in their separate or individual capacities shall not be an Entity Tax.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Period” means the period beginning on the Closing Date and ending at 11:59 pm (Pacific Time) on the eighteen-month anniversary of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any contingent reimbursement Liability with respect to letters of credit or liability of a similar nature, (v) any indebtedness of the type described in the foregoing clauses (i) through (iv) guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness of the type described in the foregoing clauses (i) through (iv) secured by a Lien on a Person’s assets, and (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.

“Indemnified Party” means Buyer, Sellers, the Company and each of their respective Affiliates, directors, officers, agents, employees, representatives, successors and assignees.

“Indemnified Taxes” means (i) any Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (ii) any Taxes for which the Company or any of its Subsidiaries is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company or such Subsidiary being (or ceasing to be) included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iii) any Taxes of Sellers and their Affiliates (other than the Company or any of its Subsidiaries) for any Tax period, (iv) any employment or other payroll Taxes arising in connection with payments to holders of options or any other compensation payments, in any such case occurring by reason of the transactions contemplated by this Agreement, and (v) any Liability for the payment of any amounts as a result of any obligation to indemnify any other Person, or any successor or transferee Liability, in respect of any of the items described in clauses (i), (ii), (iii) or (iv) above (other than pursuant to customary commercial contracts not primarily related to Taxes), except to the extent, in each case, that such Taxes described in clauses (i), (ii), (iii), (iv), or (v) above were taken into account as a Current Liability in the calculation of Closing Working Capital, provided in each case that Indemnified Taxes shall not include any Taxes relating to Worksite Employees or Tax matters addressed in Section 5.21(p). With respect to any Straddle Period, the portion of such Taxes that relates to the Pre-Closing Tax Period shall be determined in the manner set forth in Section 8.04.

“Indemnifying Party” means each Seller against whom indemnity is sought pursuant to this Agreement.

“Intellectual Property” means all intellectual property and proprietary and intellectual property rights in any jurisdiction, including (i) patents and patent applications, together with any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions thereto, (ii) trademarks, trade names, service marks, service names, trade dress, logos, slogans, and the goodwill associated therewith, (iii) works of authorship, copyrights and rights therein and equivalent thereto, (iv) databases and data collections (including knowledge databases, customer lists and customer databases) and rights therein, (v) computer software, including programs applications, source and object codes and documentation relating to the foregoing, and rights therein, (vi) trade secrets, know-how and confidential or proprietary business information, and rights therein, (vii) domain names and rights therein, (viii) inventions (whether or not patentable) and improvements thereto, and rights therein, and (ix) all applications to register, registrations and renewals or extensions of the foregoing, and rights therein.

“IRS” means the United States Internal Revenue Service.

“K-1 Employees” means individuals that are subject to Schedule K-1 Tax reporting for whom payments are processed by the Company and who are permitted to participate in one or more Employee Plans, in each case pursuant to a Contract with the Company that is an Administrative Services and Partner Benefit Agreement or an Administrative Services and Member Benefit Agreement.

“Knowledge” of any Person that is not an individual means (i) with respect to Buyer, the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Buyer and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of each or any of the Sellers, Eric Foodim and Dave Zodikoff.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of a similar nature in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (any such item, an “Effect”), individually or in the aggregate, that has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, capitalization or results of operations of the Company and its Subsidiaries, on a consolidated basis; provided, that that in no event shall any of the following Effects be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) the announcement or pendency of this Agreement or transactions contemplated hereby, (ii) changes, developments or events generally affecting the economy in the United States or any foreign markets where the Company has material operations or sales, (iii) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before, on or after the date of this Agreement) or the occurrence of any military or terrorist attack, (iv) changes in Applicable Law or GAAP (or any interpretation thereof), (v) any adverse effect resulting from or arising out of changes in general conditions in the industry in which the Company operates, or (vi) any failure by the Company to meet internal or other estimates or financial projections (it being understood that the underlying events or circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may, if applicable, be taken into account in determining whether there has been a Material Adverse Effect); provided, further, that, in the case of clauses (ii), (iii), (iv) and (v) such Effect does not have a materially disproportionate negative effect on the Company and/or its Subsidiaries as compared to the other companies that operate in the same industry in which the Company or any of its Subsidiaries operates.

“Neutral Arbiter” means such other independent accounting firm as Sellers’ Representative and Buyer mutually agree in writing; provided, if Buyer and the Sellers’ Representative are unable to mutually agree upon such an accountant within a ten (10) day period, then Buyer and the Sellers’ Representative shall each select a nationally recognized accountant and within five (5) days after their selection, those two accountants shall select a third nationally recognized accountant, which third accountant shall act as the Neutral Arbiter.

“Options” means options to acquire Ambrose Appreciation Units, granted under the Ambrose Employer Group Option Plan I, effective January 1, 2007.

“Ordinary Course of Business” means ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association, incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, voting agreements, agreements among holders of equity interests and similar documents, instruments or agreements, in each case, relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permitted Liens” means (i) Liens disclosed on the Current Balance Sheet, (ii) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Current Balance Sheet in accordance with GAAP, (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law and incurred in the Ordinary Course of Business for sums not yet delinquent or immaterial in amount or are being contested in good faith, provided adequate reserves in accordance with GAAP have been established on the Current Balance Sheet, (iv) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or (v) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the Ordinary Course of Business and which are not material, (vi) defects or imperfections of title, easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate that do not, individually or in the aggregate, materially impair the present use of the subject real property, (vii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions and (viii) Liens not created by the Company or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, provided, however, that (with respect to this clause (viii) only) any such item does not materially interfere with the ordinary conduct of the Business and (ix) non-exclusive licenses or other grants of rights to Intellectual Property (including by means of covenants not to sue).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Professional Employer Agreement” or “PEA” means a Contract between the Company or one of its Subsidiaries, on the one hand, and another Person, on the other, pursuant to which (i) the Company or one of its Subsidiaries agreements agrees to co-employ Worksite Employees, (ii) the employer responsibilities for Worksite Employees, including those of hiring, firing and disciplining are expressly allocated by and between the Company or one of its Subsidiaries, on the one hand, and such Person, on the other, in such Contract, and (iii) the Company or one of its Subsidiaries expressly assumes the rights and responsibilities required of professional employer organizations by statute (including, for the avoidance of doubt, any “Client Service Agreement” as between the Company or one of its Subsidiaries, on the one hand, and another Person, on the other).

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Registered IP” means all Intellectual Property rights that are registered, filed or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, and domain names and all applications for any of the foregoing.

“Section 5.21(p) Survival Date” shall mean, with respect to any Tax that is subject to indemnification pursuant Section 10.02(a)(v), the earlier of (a) September 15, 2016 and (b) three years after the timely filing of a Tax Return relating to such Tax.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 6.01, 6.03 and 6.04.

“Shrinkwrap License” means any nonexclusive software license or software-as-a-service agreement for non-customized software that is (i) generally available on standard terms for less than $100,000 per year; and (ii) not distributed by the Company or any Subsidiary.

“SSAE16 Opinion” means the SSAE No. 16 Report prepared by PricewaterhouseCoopers LLP for the Company for the period January 1, 2012 to December 31, 2012.

“Standard Customer License” means any nonexclusive rights granted to end user customers to access the Company’s products and services in the Ordinary Course of Business pursuant to the Company’s standard form of customer agreement.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Target Working Capital” means $4,500,000.

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any transfer pricing reports, schedule or attachment thereto and any amendments thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, goods and services, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Taxes.

“Transaction Expenses” means the aggregate amount of all third-party expenses incurred by the Company, any of the Company’s Subsidiaries or any of the Sellers at or prior to the Closing, regardless of when payable, for purposes of negotiation of this Agreement and assistance in connection with the completion of the transactions contemplated hereunder (excluding any fees of CohnReznick LLP in connection with CohnReznick LLP’s reformatting or restatement of the Company’s financial statements).

“Wellness Rebate Business” means Gregory Slamowitz’s wellness rebate business conducted under the brand Wellness RebatesTM and involving wellness and healthcare advisory services, the creation and management of outcomes-based wellness programs and associated healthcare insurance management and brokerage.

“Worksite Employees” means (i) employees of the Company pursuant to Professional Employer Agreements (excluding the Company Employees) and (ii) K-1 Employees.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	4.05(b)
Agreement	Preamble
Audited Balance Sheet	5.06(a)
Audited Company Financial Statements	5.06(a)
Authorized Action	11.02(d)
Balance Sheet Date	5.06(a)
Basket Amount	10.03(a)
Business	Recitals
Buyer	Preamble
Claim Certificate	10.04(a)
Claim Dispute Notice	10.04(c)
Closing	2.02(a)
Closing Date	2.02(a)
Company	Recitals
Company Financial Statements	5.06(a)
Company Policies	5.14(a)
Confidential Information	11.01(a)
Continuing Employee	4.08(a)
Current Balance Sheet	5.06(a)
Determination Date	2.04(c)
Employee Plans	5.19(a)
Enforceability Exceptions	5.02
Estimated Claim Amount	10.04(a)(ii)
Escrow Account	2.03
Escrow Agent	2.03
Escrow Agreement	2.03
Escrow Amount	2.03
Escrow Distribution(s)	2.01
Equity Interests	Recitals
Final Closing Balance Sheet	2.04(b)
Final Working Capital	2.04(d)
Leased Real Property	5.12(c)
Leased Real Property Leases	5.12(c)

Term	Section
Material Contract(s)	5.09(a)
MER Indemnity	4.06(a)
Non-Compete Period	11.11(a)
Non-Solicitation Period	11.11(b)
Party(ies)	Preamble
Per Claim Worksite Basket	10.03(a)
Permits	5.15
Preliminary Closing Balance Sheet	2.04(a)
Proceeding	5.10
Refundable Taxes	8.06(a)
Released Matters	11.05(a)
Released Party(ies)	11.05(a)
Resolution Period	2.04(c)
Securities Act	7.06
Sellers	Preamble
Sellers’ Representative	11.02(a)
Tax Proceeding	8.05(a)
Threshold Worksite Basket	10.03(a)
Transfer Taxes	8.02
Unaudited Company Financial Statements	5.06(a)
Working Basket	10.03(a)
Working Capital Estimate	2.04(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale. On the terms and conditions of this Agreement, (a) at the Closing, Buyer hereby purchases from each Seller, and each Seller hereby sells, assigns, conveys and transfers to Buyer, all of the Equity Interests owned by such Seller as such ownership is set forth on Schedule I, free and clear of any Liens (other than any Liens created by Buyer), restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, warrants, calls, commitments, proxies or other contract rights and (b) in consideration of the sale of the Equity Interests, Buyer shall deliver to each Seller (i) on the Closing Date, by wire transfer of immediately available funds to such account as is designated by such Seller, an aggregate amount equal to such Seller’s Applicable Percentage of the Closing Payment Amount and (ii) the amount, if any, distributable to such Seller in accordance with the terms of Section 10.09 (each, an “Escrow Distribution,” and, collectively, the “Escrow Distributions”).

Section 2.02 Closing Actions.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York City, commencing at 10:00 a.m. on the date hereof, or at such other place or on such other date as may be mutually agreeable to the Parties. The date of the Closing is herein referred to as the “Closing Date”.

(b) Closing Actions.

(i) Concurrently with the execution of this Agreement each Seller shall deliver to Buyer an executed assignment of equity interests, in a form reasonably acceptable to Buyer, pursuant to which such Seller will sell, assign, transfer and convey its Equity Interests to Buyer in exchange for the right to receive the consideration specified hereunder;

(ii) Buyer shall deliver to each of the Sellers the consideration specified in Section 2.01 to be delivered on the Closing Date in exchange for the Equity Interests held by such Seller as set forth on Schedule I; and

(iii) The Company shall have possession or control of the originals of all corporate books and records of the Company and each of its Subsidiaries.

The Closing actions set out under clauses (i) and (ii) above shall be conditioned the one upon the other.

(c) On or prior to the Closing Date, the Sellers shall have delivered or caused to be delivered to Buyer, each of the following:

(i) the Ancillary Agreement duly executed by the Sellers;

(ii) certified copies of the Organizational Documents of the Company;

(iii) a certificate of the secretary of state of the jurisdiction in which the Company and each of its Subsidiaries was formed stating that the Company and each of its Subsidiaries is in good standing;

(iv) a certificate certifying that each Seller is not a foreign person for purposes of Code Section 1445 or that the purchase is otherwise exempt from withholding under Code Section 1445; and

(v) duly executed copies of each Option Repurchase Agreement representing the repurchase of all outstanding Options.

Section 2.03 Escrow Account. At the Closing, Buyer shall deliver to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), under the escrow agreement dated the Closing Date, by and among Buyer, the Sellers’ Representative, Marc Dwek and the Escrow Agent, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), an amount equal to $20,000,000 (the “Escrow Amount”), which Escrow Amount shall be withheld from the Aggregate Purchase Price payable to the Sellers in respect of their Equity Interests in accordance with their respective Applicable Percentages. The Escrow Amount shall be held in an escrow account (the “Escrow Account”) in accordance with the terms of this Agreement and the Escrow Agreement and released and paid upon the termination of the Escrow Period in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Agreement will provide that the Escrow Amount will be used to satisfy certain claims for Damages made by an Indemnified Party pursuant to this Agreement.

Section 2.04 Working Capital Adjustment.

(a) The Sellers’ Representative shall have delivered to the Buyer prior to the date hereof (a) an estimated consolidated balance sheet of the Company and its Subsidiaries (the “Preliminary Closing Balance Sheet”) certified by the Chief Financial Officer of the Company as setting forth his good faith best estimate of the assets and liabilities of the Company and its Subsidiaries on a consolidated basis as of immediately prior to the Closing, and (b) a certificate of the Chief Financial Officer of the Company setting forth in reasonable detail his computation based on the Preliminary Closing Balance Sheet of the amount of (i) the Closing Working Capital (the “Working Capital Estimate”), and (x) the resulting amount, if any, by which Target Working Capital exceeds the Working Capital Estimate or (y) the resulting amount, if any, by which the Working Capital Estimate exceeds Target Working Capital, as applicable, and (ii) the Closing Payment Amount, in each case, in a form mutually agreed to by Buyer and the Sellers’ Representative. The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP, supplemented to the extent consistent with GAAP by the accounting principles of the Company consistently applied. The Company will consult in good faith with the Buyer regarding the preparation of the Working Capital Estimate, the resulting Working Capital Overage or Working Capital Underage, if any, and the Closing Payment Amount.

(b) Promptly, but in any event within 90 days after the Closing, Buyer shall cause the Company to prepare and deliver (i) a consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Closing (the “Final Closing Balance Sheet”), prepared in conformity with GAAP, supplemented to the extent consistent with GAAP by the accounting principles and practices of the Company consistently applied, and (ii) the calculation of the Closing Working Capital pursuant to the Final Closing Balance Sheet, prepared using GAAP, supplemented to the extent consistent with GAAP by the same accounting principles and practices as applied by the Company in preparing the Audited Balance Sheet and otherwise in accordance with Exhibit B.

(c) If the Sellers’ Representative disagrees with Buyer’s calculation of any of the Closing Working Capital, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 30 days after its receipt of the Final Closing Balance Sheet. Following the Closing, Buyer shall provide the Sellers’ Representative access to the records and employees of Buyer and the Company to the extent necessary for the review of the Final Closing Balance Sheet and shall cause the employees of Buyer and the Company and its Subsidiaries to cooperate with the Sellers’ Representative in connection with its review of the Final Closing Balance Sheet and the Closing Working Capital; provided that such access shall be reasonably necessary and does not unreasonably disrupt the personnel and operations of Buyer or the Company or any of its Subsidiaries, as the case may be. In the event that the Sellers’ Representative does not provide such a notice of disagreement to Buyer within such 30-day period, the Sellers’ Representative shall be deemed to have accepted the Final Closing Balance Sheet and Buyer’s calculation of the Closing Working Capital, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Sellers’ Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) (the “Resolution Period”), to resolve any disagreements with respect to the Final Closing Balance Sheet or Buyer’s calculation of the Closing Working Capital. If, at the end of the Resolution Period, they are unable to resolve such disagreements, then the Final Closing Balance Sheet along with the Sellers’ Representative’s notice of disagreement (both modified to reflect only unresolved disagreements) and a written response from Buyer to the Sellers’ Representative’s notice of disagreement (setting forth in reasonable detail the particulars of Buyer’s disagreement) shall be submitted within 10 days after the last day of the Resolution Period to the Neutral Arbiter to resolve any remaining disagreements. Each of Buyer and the Sellers’ Representative agrees to execute, if requested by the Neutral Arbiter, a customary engagement letter. The Neutral Arbiter shall determine as promptly as practicable, but in any event within 30 days of the date on which such dispute is referred to the Neutral

Arbiter, whether (and only with respect to the remaining disagreements submitted to the Neutral Arbiter) and to what extent (if any) the amount of the Closing Working Capital as determined in accordance with the terms of this Agreement requires correction; provided that the scope of the dispute to be resolved by the Neutral Arbiter shall be limited to whether the Final Closing Balance Sheet was prepared in conformity with GAAP using the same accounting principles and practices used by the Company in preparing the Preliminary Closing Balance Sheet, in accordance with the terms of this Agreement, and whether there were mathematical errors in the computation of the Closing Working Capital, and the Neutral Arbiter shall not make any other determination. In reaching its determination, the only alternatives available to the Neutral Arbiter will be to (i) accept the position of Buyer, (ii) accept the position of the Sellers’ Representative or (iii) determine a position between those two positions. The Neutral Arbiter will determine the allocation of its costs and expenses based on the inverse of the percentage which its award (before such allocation) bears to the total amount of the total items in arbitration as originally submitted to it. Accordingly, by way of example, should the items in arbitration total in amount to $1,000 and the Neutral Arbiter awards $600 in favor of the Sellers’ Representative’s position, 60% of the costs and expenses would be assessed against Buyer and 40% of the costs and expenses would be assessed against the Sellers. The determination of the Neutral Arbiter shall be final, binding and conclusive. The date on which the amount of the Closing Working Capital is finally determined in accordance with this Section 2.04(c) (whether due to agreement by Buyer and the Sellers’ Representative or a determination by the Neutral Arbiter in accordance with this Section 2.04(c)), is hereinafter referred as to the “Determination Date.”

(d) For the purposes of this Agreement, “Final Working Capital” means the Closing Working Capital, as finally agreed or determined in accordance with Section 2.04(b). Upon the determination of the Final Working Capital pursuant to Section 2.04(b), the Closing Payment Amount shall be recalculated utilizing the Final Working Capital in lieu of the Working Capital Estimate (the Closing Payment Amount as so recalculated, the “Final Closing Payment Amount”). If (and only if) the Final Closing Payment Amount exceeds the Closing Payment Amount, Buyer shall promptly (but in any event within five Business Days following the Determination Date) deliver to the Sellers’ Representative the amount by which the Final Closing Payment Amount exceeds the Closing Payment Amount by wire transfer of immediately available funds to an account or accounts designated by the Sellers’ Representative in writing. If (and only if) the Closing Payment Amount exceeds the Final Closing Payment Amount, then the Sellers shall promptly (but in any event within five Business Days following the Determination Date) deliver to Buyer a cash payment in the amount by which the Closing Payment Amount exceeds the Final Closing Payment Amount by wire transfer of immediately available funds to one or more accounts designated by Buyer in writing; provided, that Buyer may elect, in its sole discretion, to recover such amount (or any portion thereof) from the amount then available in the Escrow Account (and the Sellers’ Representative shall take any and all actions necessary to cause the release of such funds from the Escrow Account). All payments made pursuant to this Section 2.04(d) shall be treated by all parties for tax purposes as adjustments to the purchase price. Upon payment of the amounts provided in this Section 2.04(d), none of the parties hereto may make or assert any claim under this Section 2.04.

Section 2.05 Withholding. Each of Buyer, the Escrow Agent and the Company (on behalf of Buyer) or any agent of any of the foregoing shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or any other Person such amounts as each of Buyer, the Escrow Agent and/or the Company or such agent is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. Buyer shall use commercially reasonable efforts to reduce or eliminate any such withholding including by requesting any appropriate Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Sellers. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3

[RESERVED]

ARTICLE 4

COVENANTS

Section 4.01 [Reserved].

Section 4.02 [Reserved].

Section 4.03 Commercially Reasonable Efforts. The Company and each Seller shall use commercially reasonable efforts to cause the Closing to occur.

(a) As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) reasonably required to be made and given by such party in connection with the transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement, (iii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the transactions contemplated hereby, (iv) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or proceeding and (v) promptly inform the other Parties of any communication to or from any Governmental Authority in connection with any such request, inquiry, investigation, action or proceeding.

(b) Each Party understands and agrees that the commercially reasonable efforts, as set forth in this Section 4.03, are defined such that neither Buyer nor its Affiliates shall be required to, and the Company and the Sellers shall not agree to (without the consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion), negotiate, commit to or effect, by consent decree, order, hold separate orders or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto or enter into any consent decree, order, accept any undertaking or condition, or otherwise take or to commit to take actions that would limit Buyer’s, the Company’s or their respective Affiliates’ freedom of action with respect to, or ability to retain, any of their businesses, product lines or assets, or otherwise limit Buyer’s ability to receive the full benefits of this Agreement.

Section 4.04 [Reserved].

Section 4.05 [Reserved].

Section 4.06 Member and Officer Indemnification.

(a) Buyer agrees that for a period of seven (7) years after the Closing Date, Buyer shall not, and shall not permit the Company to; (i), amend, repeal or modify any provision in the Company’s Organizational Documents relating to the exculpation or indemnification of any members, officers and managers (unless required by Applicable Law) or (ii) repeal, amend or modify the Indemnification Agreement (the “MER Indemnity”) dated as of October 15, 2012, between Greg Slamowitz and the Company as it relates to Greg Slamowitz’s service as a member of the Investment Committee of the Ambrose Multiple Employer Retirement Savings Plan and its related trust.

(b) Effective as of the Closing and for a period of six (6) years thereafter, Buyer shall cause the Company to be provided with liability insurance coverage that is substantially similar to, or better than, the that provided by the Company as of the date of this Agreement.

Section 4.07 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 4.08 Employees.

(a) Buyer shall use commercially reasonable efforts to continue the employee benefit plans and human resource policies, plans, and arrangements for each Company Employee who is employed immediately prior to the Closing Date (each, a “Continuing Employee”) through September 30, 2013. With respect to any employee benefit plan or human resource policy, plan, or arrangement benefit, Buyer will credit Continuing Employees with their years of service for the Company and its Subsidiaries for purposes of eligibility, vesting and level of benefits.

(b) Nothing expressed or implied in this Section 4.08 shall confer upon any of the Continuing Employees, as third party beneficiaries or otherwise, any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

Notwithstanding anything in the Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA or otherwise) of the Company or Buyer, and no person participating in any such employee benefit plan maintained by either the Company or Buyer, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

Section 4.09 Continuing Access. For a period of seven years following the Closing, Buyer shall cause the Company and each of its Subsidiaries to give Sellers’ Representative and its representatives reasonable access during normal business hours to (and allow Sellers’ Representative and its representatives to make copies of) any books and records and information relating to the Company for any reasonable purpose, including as may be necessary for: (a) preparation and review of Tax Returns which are the responsibility of Sellers or that pertain to Indemnified Taxes; (b) management and handling of any Tax audits and Tax disputes; (c) complying with any audit request, subpoena or other investigative demand by any Governmental Authority or (d) disputes regarding the performance of this Agreement including indemnification claims hereunder, but, in each case, excluding where (i) such books and records are created by the Company after the Closing or by Buyer and are related to or subject to a dispute between the Parties (except as otherwise provided in Section 2.04(c) or Tax filings made by the Company) or (ii) attorney-client privilege would be or would reasonably be expected to be impaired by such disclosure. The Persons provided such access shall treat any non-public information as confidential and shall not disclose such information to any third party (except as otherwise provided in Section 2.04(c) and Sections 11.01(a)(i) and 11.01(a)(ii)). The activities of Sellers’ Representative and its representatives pursuant to this Section 4.09 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer or the Company and its Subsidiaries and in no event will Buyer or the Company be required to furnish any documents or information that Buyer or the Company is required by order or Applicable Law to keep confidential, or that would jeopardize the status of such document or information as privileged. Buyer and the Company shall maintain all books and records of the Company and its Subsidiaries in their possession with respect to Tax matters relating to any Pre-Closing Tax Period of the Company and any of its Subsidiaries in the same or a substantially similar form as currently existing, until the date that is seven years after the Closing Date.

Section 4.10 Financial Reports. Buyer shall cause the Company to provide the Sellers as soon as practicable with the June, 2013 monthly financial package, in form and with content substantially similar to that customarily provided by the Company to the Sellers on a monthly basis prior to Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and the Sellers shall provide a Company Disclosure Schedule setting forth any exceptions to, or any disclosures required by, this Article 5 and Article 6. Any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face. Except as set forth in the Company Disclosure Schedule, the Company and each Seller, severally and not jointly, hereby represent and warrant to Buyer that the statements contained in this Article 5 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 5.01 Organization and Power. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate power and corporate authority to carry on the Business as now conducted in all material respects. The Company is qualified or registered to do business as a foreign corporation in each jurisdiction where the nature of its business or operations would require such qualification or registration, except for those jurisdictions where failure to be so qualified would have a Material Adverse Effect. The Company has heretofore delivered to Buyer complete and accurate copies of the Organization Documents of the Company as in effect on the date of this Agreement.

Section 5.02 Authorization. The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of managers (or equivalent governing body) of the Company has duly approved this Agreement, and the Ancillary Agreement to which the Company is a party and has duly authorized the execution and delivery of this Agreement and the Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other Proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Applicable Laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity (collectively, the “Enforceability Exceptions”).

Section 5.03 Noncontravention. The execution, delivery and performance of this Agreement and the Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby by the Company and/or each Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the any of the Equity Interests or the assets of the Company, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority, under (i) the provisions of the Organizational Documents of the Company, (ii) any Contract to which the Company is bound or affected, (iii) any judgment, order or decree to which the Company is subject, except in the case of clause (ii) for conflicts, breaches, defaults, violations, rights, Liens, or requirements that would not have a Material Adverse Effect.

Section 5.04 Capitalization.

(a) Section 5.04 of the Company Disclosure Schedule accurately sets forth the outstanding Equity Interests. All of the outstanding Equity Interests have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the Sellers in the amounts as set forth on Section 5.04 of the Company Disclosure Schedule, free and clear of all options, warrants, calls, puts, rights to subscribe, conversion rights and other Liens. All of the outstanding Equity Interests were issued in compliance with all Applicable Laws and the Organizational Documents. Except for this Agreement, and as set forth in Section 5.04 of the Company Disclosure Schedule, there are no (i) outstanding or authorized options, warrants, equity appreciation, phantom equity, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its equity interests or any rights or interests exercisable therefor, (ii) change-of-control or similar payments under employment agreements which are triggered in whole or in part by the transactions contemplated by this Agreement and (iii) Liabilities of the Company or any of its Subsidiaries under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar employment-related arrangements made payable in whole or in part as a result of the transactions contemplated by this Agreement. All Options were issued pursuant to the Option Plan and are listed in Section 5.04 of the Company Disclosure Schedule, including the name of the holder, the date of grant, the per unit exercise price, and the number of Ambrose Appreciation Units exercisable under each such Option, and any vesting acceleration provisions. The Options shall be repurchased prior to the Closing pursuant to an option repurchase agreement and shall be cancelled in full prior to Closing. The repurchase of the Options will have materially complied with the terms of the Option Plan, outstanding Option award agreements, the Organizational Documents of the Company and Applicable Law. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Equity Interests. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests.

(b) Except as set forth in Section 5.04(b) of the Company Disclosure Schedule, the Equity Interests owned by the Sellers (and set forth on Section 5.04 of the Company Disclosure Schedule ) constitute 100% of the outstanding equity interests of the Company.

Section 5.05 Subsidiaries.

(a) All of the outstanding shares of capital stock of, or other equity interests in, the Subsidiaries (i) have been validly issued and are fully paid and non-assessable and (ii) are free and clear of any and all Liens other than Permitted Liens. All of the outstanding shares of capital stock (or equity interests of entities other than corporations) of each of the Subsidiaries are beneficially owned, directly or indirectly, by the Company. There are not outstanding, (x) any options, warrants, or other rights to purchase from any Subsidiary any shares of capital stock (or equity interests of entities other than corporations) of any Subsidiary, (y) any securities convertible into or exchangeable for shares of capital stock (or equity interests of entities other than corporations) of any Subsidiary, or (z) any other commitments of any kind for the issuance of shares of capital stock (or equity interests of entities other than corporations) or options, warrants, or other securities of any Subsidiary.

(b) Section 5.05(b) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary and such Subsidiary’s jurisdiction of incorporation or organization, the names of such Subsidiary’s beneficial owners, and the number of outstanding shares of capital stock (or equity interests of entities other than corporations) held by such Subsidiary’s beneficial owners. Except for the Subsidiaries, the Company does not directly or indirectly own any capital stock of, or other equity interest in, or any interest convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, any other Person. Each of the Company’s Subsidiaries is a corporation, limited liability company, limited partnership or other legal entity, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable. Each of the Company’s Subsidiaries has all requisite corporate, limited liability company, limited partnership or other organizational, as applicable, power and authority to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. Each of the Company’s Subsidiaries is legally qualified to transact business as a foreign corporation, limited liability company, limited partnership, or other legal entity, as applicable, in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which the Company and each of its Subsidiaries are qualified to do business are set forth on Section 5.04(b) of the Company Disclosure Schedule. The Company has heretofore made available to Buyer complete and correct copies of the Organizational Documents for each of its Subsidiaries as in effect through (and including) the date hereof. None of the Company’s Subsidiaries is in default under or in violation of any provision of its Organizational Documents and each of the Company’s Subsidiaries is in compliance with its obligations to hold annual general meetings or assemblies and lodge its annual returns and other annually or otherwise recurring filings.

Section 5.06 Financial Statements.

(a) The Company has made available to Buyer and attached hereto as Section 5.06 of the Company Disclosure Schedule are: (i) the audited balance sheet (the “Audited Balance Sheet”) and the related statements of income of the Company as of and for each of the 12-month periods ended December 31, 2010, 2011 and 2012, respectively (the “Audited Company Financial Statements”), and (ii) the unaudited balance sheet and the related statement of income of the Company as of and for the three-month period ended March 31, 2013 (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements have been prepared in accordance with GAAP throughout the periods indicated therein (except that the Unaudited Company Financial Statements may not contain all of the notes required by GAAP), and present fairly, in all material respects, the financial position and results of operations of the Company, as of the respective dates and for the respective periods indicated therein (subject in the case of the Unaudited Company Financial Statements to normal year-end adjustments). The unaudited balance sheet of the Company as of March 31, 2013 shall be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”

(b) The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financial Statements), in accordance with GAAP. To the Knowledge of the Company, there is no (i) significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, or (ii) fraud that involves the Company’s management or other Company Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(c) The organizational records of the Company and each of its Subsidiaries have been made available to Buyer and accurately and fairly reflect all material organizational actions and proceedings of such entities and their members and board of managers (or equivalent governing body) and all issuances, transfers and redemptions of equity interests of the Company and each of its Subsidiaries.

Section 5.07 Absence of Certain Changes. Since December 31, 2012, and except as contemplated by this Agreement or set forth in Section 5.07 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has conducted its business only in the Ordinary Course of Business and neither the Company nor any of its Subsidiaries has:

(a) suffered a Material Adverse Effect;

(b) suffered any theft, damage, destruction or casualty loss in excess of $50,000 in the aggregate to its assets, whether or not covered by insurance;

(c) redeemed or repurchased, directly or indirectly, any equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any of its equity securities;

(d) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into its equity securities, or options or other rights to acquire its equity securities;

(e) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except Current Liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(f) discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the Ordinary Course of Business), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien other than Permitted Liens;

(g) sold, leased, licensed, assigned or transferred (including, without limitation, transfers to Sellers or any Insider) any of its tangible or intangible assets (including Intellectual Property, except for non-exclusive licenses to customers in the Ordinary Course of Business) other than in the Ordinary Course of Business or disposals of obsolete or superfluous assets;

(h) entered into, amended or terminated any Material Contract or entered into any other material transaction, other than in the Ordinary Course of Business, or materially changed any business practice;

(i) made or granted any bonus or any wage, salary or compensation increase to any director, officer, Company Employee, sales representative or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, other than, in each case, in the Ordinary Course of Business;

(j) made any grant or commitment to grant any retention, severance or termination payment to any current or former director, officer, Company Employee or consultant;

(k) made any other change in employment terms for any of its directors, officers, and Company Employees, other than in the Ordinary Course of Business;

(l) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances, and reserves, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and credit policies);

(m) made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any material amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment relating to the Company or such Subsidiary, surrendered any right to claim a material refund of Taxes, consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or taken any other similar action, or omitted to take any action relating to the filing of any material Tax Return or the payment of any material Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the present or future Tax liability or decreasing the value of any present or future Tax asset of the Company, any of the Company’s Subsidiaries or of Buyer, unless required to conform to changes in Tax laws or regulations (including changes in interpretations thereof by any governmental authority), regulatory accounting requirements or GAAP;

(n) made any capital expenditures in excess of $50,000 individually or that aggregate in excess of $250,000;

(o) made any loans or advances to, or guarantees for the benefit of, any Persons;

(p) amended or modified or authorized any amendment or modification in its Organizational Documents;

(q) instituted or settled any Proceeding;

(r) granted any performance guarantee to any of its customers;

(s) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or equity or acquired any other material assets; or

(t) committed or agreed to any of the foregoing.

Section 5.08 No Undisclosed Material Liabilities. To the Knowledge of the Company, there are no Liabilities of the Company or any of its Subsidiaries of the type that would be required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP other than: (i) Liabilities reflected in, reserved against or disclosed in the Current Balance Sheet; (ii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date including future performance obligations under Contracts of the Company (none of which is a Liability relating to any breach of Contract, breach of warranty, tort, infringement or violation of Applicable Law); and (iii) Liabilities arising from matters specifically disclosed in the Company Disclosure Schedule (but only if the nature of such Liability would be readily apparent on the face of such disclosure). Neither the Company nor any of its Subsidiaries has any Indebtedness.

Section 5.09 Material Contracts.

(a) Section 5.09(a) of the Company Disclosure Schedule contains a list of all Contracts currently in force and effect referred to in clauses (i) through (xiv), inclusive, of this Section 5.09(a) to which the Company or any of its Subsidiaries is a party (each Contract required to be disclosed hereunder, a “Material Contract” and, collectively, the “Material Contracts”), complete and accurate copies of which have been made available to Buyer:

(i) any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, development, equipment or other assets providing for either (A) annual payments by the Company or any of its Subsidiaries of $50,000 or more or (B) aggregate payments by the Company or any of its Subsidiaries of $250,000 or more;

(iii) any sales, partnering, development or other similar agreement providing for the sale by the Company or any of its Subsidiaries of products, services or other assets (other than the Company’s customer contracts or PEAs) that provides for either (A) annual payments to the Company or any of its Subsidiaries of $200,000 or more or (B) aggregate payments to the Company or any of its Subsidiaries of $250,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than thirty (30) calendar days’ notice without the payment of any penalty;

(vii) any material agreements pursuant to which the Company or any of its Subsidiaries receives or grants a license to Intellectual Property from or to any other Person (other than (x) Shrinkwrap Licenses or (y) Standard Customer Licenses or other nonexclusive licenses or grants of rights by the Company to its customers ancillary to commercial agreements entered into in the Ordinary Course of Business);

(viii) any agency, dealer, sales representative, distribution, marketing or other similar agreement;

(ix) Contracts with any labor union or association representing any Company Employee or, to the Knowledge of the Company, any Worksite Employee;

(x) any agreement that (A) limits the freedom of the Company or its Affiliates to compete in any line of business or against any Person or in any area or which would so limit the freedom of the Company or its Affiliates after the Closing Date or (B) provides for pricing or other contract terms on a “most favored nations” or similar basis;

(xi) any agreement with (A) any Seller, the Company or any of their Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Seller, the Company or any of their

Affiliates or (D) any director or officer of the Company or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(xii) any indemnification agreements, other than in the Organizational Documents of the Company, the MER Indemnity, or in connection with commercial transactions in the Ordinary Course of Business;

(xiii) any contract with a Governmental Authority;

(xiv) confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than those related to commercial transactions in the Ordinary Course of Business that are not individually material and other than those related to a possible sale of the Company or its Subsidiaries; and

(xv) written powers of attorney from the Company or any of its Subsidiaries in respect of contractual matters constituting Material Contracts under clauses (i) through (xiv) hereof (excluding powers of attorney to Company Employees pursuant to their functions and consistent with their titles).

(b) (i) Each Material Contract, Company PEA, Company Administrative Services and Partner Benefit Agreement or Company Administrative Services and Member Benefit Agreement in effect at the Closing is a valid and binding agreement of the Company and/or its Subsidiary party thereto except as limited by the Enforceability Exceptions, and is in full force and effect, (ii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract and (iii) to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default under any Material Contract. Complete and accurate copies of each Material Contract have been made available to Buyer.

(c) Section 5.09(c) of the Company Disclosure Schedule sets forth the names of the all the suppliers with over $100,000 annualized aggregate payments from the Company and/or its Subsidiaries and the top ten (10) customers of the Company (on a consolidated basis) in revenue terms during the year ended December 31, 2012 and during the five-months ended May 31, 2013. Since March 31, 2013, none of the suppliers or customers listed in Section 5.09(c) of the Company Disclosure Schedule has notified the Company or any of its Subsidiaries that it is canceling, materially reducing or otherwise terminating its business with the Company or any of its Subsidiaries or that it intends to cancel, reduce or otherwise terminate its relationship with the Company or any of its Subsidiaries.

Section 5.10 Litigation. There is no action, suit, investigation, claim, arbitration, inquiry, review or proceeding (“Proceeding”) pending against, or to the Knowledge of the Company or any Seller, threatened against or affecting, the Sellers, the Company, any of the Company’s Subsidiaries or any of their properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to (i) have a Material Adverse Effect or (ii) in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as the basis for the commencement of any Proceeding of a nature described in the immediately preceding sentence. There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company and/or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer of the Company or any of its Subsidiaries or other Company Employee or Worksite Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Company Employee or Worksite Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company and/or its Subsidiaries.

Section 5.11 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws and neither the Company nor any of its Subsidiaries has, within the last twelve months, received any material fine, citation or other written notice of any action or Legal Proceeding against it alleging any material failure to comply with any Applicable Laws or any orders, writs, injunctions or decrees of any Governmental Entity. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, and has not been threatened to be charged with or given notice of any material violation of, any Applicable Law.

Section 5.12 Leases and Properties.

(a) The Company and each of its Subsidiaries has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Current Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice. None of such property or assets is subject to any Lien, except for Permitted Liens.

(b) The buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) of the Company and its Subsidiaries are in good condition and repair and are usable in the Ordinary Course of Business.

(c) Section 5.12(c) of the Company Disclosure Schedule sets forth a list of all real property leased, subleased, licensed or otherwise occupied by the Company and/or any of its Subsidiaries (the “Leased Real Property”). All Leased Real Property is leased or subleased by the Company or one of its Subsidiaries pursuant to the leases or other agreements also listed in Section 5.12(c) of the Company Disclosure Schedule (the “Leased Real Property Leases”). Each Leased Real Property Lease is in full force and effect against the Company and/or its Subsidiary party thereto, and, to the Knowledge of the Company, against each other party thereto, and is unmodified. The Company and each of its Subsidiaries has a good and valid leasehold interest in each Leased Real Property, free and clear of Liens except for

Permitted Liens. Neither the Company nor any of its Subsidiaries is, and, to the Knowledge of the Company, no other party thereto is, in default under any Leased Real Property Lease, and neither the Company nor any of its Subsidiaries has received written notice of any breach or default thereunder, or cancellation or termination thereof. There are no conditions, events or circumstances which with notice or lapse of time, or both, would constitute a breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, under any Leased Real Property Lease. The Company and each of its Subsidiaries has made available to Buyer a complete and accurate copy of each Leased Real Property Lease.

(d) Neither the Company nor any of its Subsidiaries owns any real estate plants, buildings or structures. The equipment and the structures and fixtures on the Leased Real Property owned by the Company and/or its Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses.

(e) The Leased Real Property constitutes all real property held or used by the Company and its Subsidiaries to conduct, operate or manage the Business.

Section 5.13 Intellectual Property.

(a) Registered Company Intellectual Property. Section 5.13(a) of the Company Disclosure Schedule sets forth any Company Intellectual Property that consists of Registered IP (the “Registered Company Intellectual Property”). The Company or its Subsidiaries hold good and valid title to all such Intellectual Property free and clear of any and all Liens, except for and subject to Permitted Liens. The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the Registered Company Intellectual Property, including making all filings and payments of maintenance or similar fees in a timely manner. The Registered Company Intellectual Property is, to the Knowledge of the Company, subsisting, valid and enforceable.

(b) Ownership. The Company or its Subsidiaries exclusively own all Company Intellectual Property free and clear of any Liens, except for and subject to Permitted Liens. With respect to any material Intellectual Property developed for the Company by the Company’s employees, such employees have assigned ownership of such Intellectual Property to the Company (whether by contract or by operation of law).

(c) No Infringement. The Company has not infringed, misappropriated, or otherwise violated, and the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any third party in a manner that materially affects the operation of the Business or creates any material Liability. The Company has not engaged in conduct that constitutes unfair competition or unfair trade practices with respect to the trademarks of any third party in a manner that materially affects the operation of the Business or creates any material Liability. There are no claims pending or threatened to Company in writing (or, to the Knowledge of the Company, in any other form), that allege any of the foregoing or that challenge the validity, enforceability or ownership of any

Company Intellectual Property in a manner that materially affects the operation of the Business or creates any material Liability. The Company owns or otherwise has the right to use all material Intellectual Property used in the Business as currently conducted.

(d) Confidential Information. The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the confidentiality of trade secrets and other confidential information (including personally identifiable information in its possession). To the Knowledge of the Company, there have been no material breaches or theft thereof.

(e) Source Code Escrow. No source code for any Company Intellectual Property consisting of software material to the Business has been delivered, licensed, or made available to any escrow agent or other third party. The Company has no duty or obligation to make such source code available to any escrow agent or other third party.

(f) No Open Source Contamination. The Company has not used any open source software in any manner that, with respect to any material software owned by the Company, require its (i) disclosure or distribution in source code form, (ii) licensing for the purpose of making derivative works, or (iii) licensing to any third party at no charge. With respect to any open source software that is used by the Company, the Company is in material compliance with the applicable licenses with respect thereto.

(g) Privacy/Security. The Company and its Subsidiaries have complied in all material respects with all applicable legal requirements and their own respective privacy policies relating to the use, collection, storage, disclosure and transfer of personally identifiable information. The Company and its Subsidiaries have implemented and, during the period preceding the date of this Agreement, have maintained a commercially reasonable security plan reasonably designed to (i) identify internal and external risks to the security of all confidential or proprietary information belonging to the Company, its Subsidiaries, or any third party that is in the possession or control of the Company or its Subsidiaries; (ii) implement, monitor, and maintain adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintain notification procedures in compliance with applicable legal requirements in the case of any breach of security. Without limiting the foregoing, the Company has delivered to the Buyer a true and complete copy of the SSAE16 Opinion. To the Knowledge of the Company, neither the Company nor any Subsidiary has experienced any material breach of security or other unauthorized access by third parties to its information systems or infrastructure.

Section 5.14 Insurance Coverage.

(a) Section 5.14(a) of the Company Disclosure Schedule sets forth a complete list of all insurance policies or binders of fire, liability, workers’ compensation, motor vehicle, directors’ and officers’ liability, property, casualty, life and other forms of insurance owned by the Company and its Subsidiaries or under which the Company, the Company’s Subsidiaries or their assets or properties are insured (regardless of whether the premiums are paid by the Company) (collectively, the “Company Policies”). The Company and each of its Subsidiaries has made available to Buyer correct and complete copies of such policies and binders and all pending applications for any such policies or binders.

(b) To the Knowledge of the Company, all Company Policies are in full force and effect. No written notice of cancellation or termination that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received by the Company or any of its Subsidiaries. As of the date of this Agreement, with respect to the Company Policies, there are no pending claims against such insurance by the Company or any of its Subsidiaries as to which the insurers have denied coverage.

Section 5.15 Licenses and Permits. Section 5.15 of the Company Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization relating to the Business (the “Permits”) together with the name of the Governmental Authority issuing such Permit. The Permits are valid and in full force and effect, neither the Company nor any of its Subsidiaries is in default under (and no condition exists that with notice or lapse of time or both would constitute a default under) the Permits in any material respect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

Section 5.16 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliate who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.17 Employees.

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all current Company Employees showing, for each as of the date of this Agreement (including any employee who is on a leave of absence or on layoff status), the employee’s name, job title or description, date of hire, base salary or wage rate, commission, and any other cash compensation or bonus opportunity, whether such employee is classified as exempt or non-exempt by the Company or any of its Subsidiaries, principal location and work visa status. All Company Employees have the legal right to perform services for the Company and/or its Subsidiaries in accordance with local immigration, work permit and similar Applicable Laws and regulations. No current Company Employee has notified Sellers or the Company that he or she intends to resign or retire. The services provided by each current Company Employee are terminable at the will of the Company, without any obligation to provide any particular form or period of notice prior to termination. The Company and each of its Subsidiaries has delivered or made available to Buyer accurate and complete copies of all employee manuals and handbooks relating to the employment of each Company Employee. To the Knowledge of the Company, no Company Employee could reasonably be deemed to be (or to have been since January 1, 2010) improperly classified as exempt under applicable wage and hour laws.

(b) Except as set forth in Section 5.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) maintains any plan, agreement or arrangement, formal or informal, that provides material benefits in the nature of severance; or (ii) have any outstanding liabilities with respect to material severance benefits. Section 5.17(b) of the Company Disclosure Schedule also accurately identifies each former Company Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from the Company or any of its Subsidiaries relating to such former employee’s employment with the Company or such Subsidiary, and describes such benefits.

(c) Section 5.17(c) of the Company Disclosure Schedule accurately sets forth, with respect to each natural person who is a current independent contractor or consultant of the Company and/or any of its Subsidiaries, the name of such independent contractor, the date as of which such independent contractor was originally engaged by the Company and/or any of its Subsidiaries, it’s the compensation of such independent contractor (including all payments or benefits of any type, other than equity awards), and if any such independent contractor has previously provided services to the Company and/or any of its Subsidiaries as an employee, the dates of such employment services, job title or description, and compensation paid during such time. To the Knowledge of the Company, each Person whose services relate exclusively to the business of the Company and/or any of its Subsidiaries that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized as such.

Section 5.18 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is, and no such Person has been since January 1, 2010 a party to or bound by any collective bargaining agreement or association, works council or similar organization. No labor union, works council or similar organization has been certified to represent any Company Employee or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees. Neither the Company nor any of its Subsidiaries is engaged and, to the Knowledge of the Company, has been engaged since January 1, 2010 in any unfair labor practice of any nature. To the Knowledge of the Company, there has not been since January 1, 2012 any slowdown, work stoppage, or labor dispute, affecting the Company or any of its Subsidiaries conducted by any current or former Company Employee or Worksite Employees. No event has occurred, and no condition or circumstance exists, that to the Knowledge of the Company may directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(b) There are no actions, suits, claims, labor disputes or grievances pending against the Company or, to the Knowledge of the Company, threatened in writing against the Company relating to any labor, safety or discrimination matters involving any current or former Company Employee or Worksite Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company and each of its Subsidiaries is in material compliance with and, since January 1, 2011, has not incurred any liability or obligation under the Workers Adjustment and Retraining Notification Act or any other similar U.S. state or local law, or applicable foreign country law, that remains unsatisfied.

(c) The Company and each of its Subsidiaries is in compliance in all material respects with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment, employee safety and health and wages and hours, in each case with respect to Company Employees and, to the Knowledge of the Company, the Worksite Employees where the Company and/or its Subsidiaries are responsible for compliance with any such Applicable Laws in relation to the Worksite Employees.

(d) To the Knowledge of the Company, no Company Employee is in violation of any term of any employment agreement, noncompetition agreement, confidentiality and inventions assignment agreement or any restrictive covenant to a former employer relating to the right of any such Company Employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company and/or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

Section 5.19 Employee Benefit Plans.

(a) Section 5.19 of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance, change-in-control, fringe benefit, collective bargaining or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former Company Employee, Worksite Employee, director or former director, consultant or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any present or future liability. Such plans are referred to collectively herein as the “Employee Plans.” Copies of all documents constituting each Employee Plan (or a written summary thereof with respect to any Employee Plan which has not been documented in writing), all related trust or funding agreements or insurance policies, all amendments and modifications thereto, all determination letters related thereto have been furnished to Buyer together with the three (3) most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, or contributed to, any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of

Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or Buyer or any of their respective ERISA Affiliates after the Closing Date. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in a violation of Part 4 of Subtitle B of Title I of ERISA by any plan fiduciary of any Employee Plan, and neither the Company nor any of its Subsidiaries has been assessed any civil penalty under Section 502(l) of ERISA.

(c) None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA or to any plan described in Section 413 of the Code. None of the Employee Plans covers current or former Company Employees outside of the United States.

(d) Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in or contributes to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter (or is entitled to rely upon an opinion letter) and the Company is not aware of any reason why any such determination letter (or opinion letter) could be revoked or not reissued. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could reasonably result in payment or assessment by or against the Company or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance or other employee welfare benefits for retired, former or current Company Employees or Worksite Employees, except as required to avoid excise tax under Section 4980B of the Code or similar state law, and neither the Company nor any ERISA Affiliate of the Company has promised to any Company Employee or Worksite Employee any post-retirement employee welfare benefits, except to the extent required by Applicable Law.

(g) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent they are both (A) reflected as a liability on the Closing Balance Sheet and (B) included in the calculation of Final Working Capital.

(h) Except as set forth in Section 5.19(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former Company Employee, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. No payment or benefit that has been or could be received by any current or former Company Employee or Worksite Employee, consultant or independent contractor of the Company or any of its Subsidiaries will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no contract, plan, agreement or arrangement by which the Company or any of its Subsidiaries is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(i) There is no action, suit, investigation, audit or Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority. With respect to Employee Plans, to the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate of the Company, to any material tax, fine or penalty imposed by ERISA, the Code or other Applicable Laws.

(j) Each Employee Plan or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable U.S. Treasury Regulations promulgated thereunder, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) has any right against the Company to be grossed up for or reimbursed for any Tax imposed pursuant to Section 409A of the Code. The Company has not issued any options, equity appreciation rights, or similar equity awards with an exercise price that is less than the “fair market value” of the underlying equity on the date of grant, as determined under Section 409A of the Code.

Section 5.20 Environmental Matters.

(a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding is pending or, to Knowledge of the Company, threatened in writing by any

Governmental Authority with respect to any matters relating to the Company, any of the Company’s Subsidiaries or the Business and relating to or arising out of any Environmental Law. There are no liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability or obligation. To Sellers’ Knowledge, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is and has at all times since January 1, 2008 been in compliance with all Environmental Laws and has obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which any of the Company, any of the Company’s Subsidiaries or any Seller has Knowledge in relation to the current or prior business of the Company or any of the Company’s Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Buyer at least ten (10) calendar days prior to the date hereof.

Section 5.21 Tax Matters.

(a) The Company has timely filed with the appropriate Taxing Authority all material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. Except as set forth on Section 5.21(a) of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any material Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

(b) The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) From and at all times since its inception, the Company has been properly classified as a partnership, and each Company Subsidiary has been classified as “disregarded as an entity separate from its owner”, for U.S. federal income tax purposes under Section 301.7701-3 of the Treasury Regulations and corresponding provisions of applicable state income tax laws, and all Tax Returns have been prepared consistently therewith. The Company has delivered or made available to Buyer complete and accurate copies of all federal, state, local, and foreign Tax Returns of the Company for all open Tax years. The Company has made available to Buyer complete and accurate copies of all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from the IRS or any other Taxing Authority with respect to Tax matters of the Company.

(d) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Taxing Authority. To the Knowledge of the Sellers or the Company, no audit, assessment or other action for or relating to any liability in respect of Taxes of the Company has been commenced or threatened, and there are no matters under discussion with any Taxing Authority, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such waiver or extension. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Taxing Authority.

(e) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or are being contested in good faith) on any assets of the Company.

(f) All material elections with respect to Taxes affecting the Company as of the date hereof, to the extent such elections are not shown on the Tax Returns that have been delivered or made available to Buyer, are set forth in Section 5.21(f) of the Company Disclosure Schedule.

(g) The Company has not: (i) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) acquired, and does not own, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) made any of the foregoing elections, and is not required to apply any of the foregoing rules, under any comparable state or local Tax provision. The Company uses the accrual method of accounting in keeping its books and in computing its taxable income.

(h) The Company will not be required to include any item of income in, or exclude any deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(i) There are no Tax Sharing Agreements, Tax indemnity agreements or similar arrangements with respect to or involving the Company, and, after the Closing Date, the Company shall not be bound by any such Tax Sharing Agreements, Tax indemnity agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j) Neither the Company nor any predecessor has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or such predecessor) or any similar group for federal, state, local or foreign Tax purposes. The Company does not have any liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract (other than pursuant to customary commercial contracts, including PEAs, not primarily related to Taxes) or (iv) otherwise.

(k) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, independent contractor, creditor, stockholder or other third party (excluding amounts paid or owing to Worksite Employees, which are addressed in Section 5.21(p)).

(l) To the Knowledge of the Company, the Company (i) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), and (ii) is not a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(n) None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(1) or 279 of the Code or under any other provision of Applicable Law.

(o) The Company has not entered into any transaction that is or is substantially similar to a “reportable transaction” as defined in Treasury Regulations Sections 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(p) The Company has withheld and paid all material Taxes required to have been withheld or paid in connection with amounts paid or owing to any Worksite Employee (other than any K-1 Employee), and the Company has complied with all material Tax Return reporting requirements in connection with amounts paid or owing to any Worksite Employee

(other than any K-1 Employee) in accordance with applicable laws. The representations and warranties in this Section 5.21(p) shall be the sole and exclusive representations and warranties in this Agreement concerning Taxes related to the Worksite Employees, and any claim for breach of representation with respect to the Taxes and Tax Return reporting addressed in this Section 5.21(p) shall be based solely on the representations in this Section 5.21(p) and shall not be based on the representations set forth in any other provision of this Agreement. For the avoidance of doubt, no representations or warranties are made in this Agreement concerning Taxes and Tax Returns related to K-1 Employees.

Section 5.22 Foreign Corrupt Practices Act. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent, Company Employee or other Person acting on behalf of the Company has, directly or indirectly, in violation of any Applicable Law related to anti-corruption or bribery, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. Neither the Company nor any of its Subsidiaries has any pending or anticipated disclosures to any Governmental Authority for (a) violations or (b) facts or circumstances that would constitute a violation, in each case, of any Applicable Law related to anti-corruption or bribery. To the Knowledge of the Company, there have been no violations of Applicable Laws related to anti-corruption or bribery that have been discovered by or brought to the attention of the Company or any of its Subsidiaries in the past three years.

Section 5.23 Other Agreements. None of the Company, any of the Company’s Subsidiaries, any Seller or any other equityholder of the Company or any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell the Company or any of its Subsidiaries or the Business or to sell any equity interests of the Company or any of its Subsidiaries or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto, except pursuant to this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally represents and warrants to Buyer that the statements contained in this Article 6 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 6.01 Authorization. Such Seller has full power, authority and legal capacity to enter into this Agreement and the Ancillary Agreement to which such Seller is a party and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreement to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 6.02 Noncontravention. Neither the execution and the delivery of this Agreement and the Ancillary Agreement to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach or any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Equity Interests owned by such Seller (other than any Lien created by Buyer), or (f) require any authorization, consent, approval, execution or other action by or notice to or declaration to, or filing with any Governmental Authority, under the provisions of (i) any Contract to which such Seller is bound, (ii) any judgment, order or decree to which such Seller is subject, or (iii) any law, statute, rule or regulation to which such Seller is subject except in the case of (i) for conflicts, breaches, defaults, violations, rights, Liens, or requirements that would not have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 6.03 Equity Interests. Such Seller holds of record and owns beneficially the Equity Interests set forth opposite such Seller’s name on Schedule I, and at the Closing such Seller will transfer to Buyer good title to such Equity Interests, in each case free and clear of any Liens (other than any Liens created by Buyer), restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights. Such Seller is not a party to any option, warrant, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Equity Interests of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interests of the Company.

Section 6.04 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller or any of its Affiliate who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.05 Litigation. There is no Proceeding pending against, or to the Knowledge of such Seller threatened against or affecting, such Seller before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 6.06 No Other Representations and Warranties. Except as expressly set forth in Articles 5 and 6 and as qualified by the Company Disclosure Schedule, neither the Company nor any of the Sellers makes any representation or warranty with respect to the transactions contemplated by this Agreement, express or implied, at law or in equity, with respect to (a) the Sellers, the Company or the Business or (b) the operations, assets, prospects or financial condition of the Company.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that Buyer that the statements contained in this Article 7 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 7.01 Organization and Power. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the Ancillary Agreement to which Buyer is a party and perform its obligations hereunder and thereunder.

Section 7.02 Authorization. The execution, delivery and performance of this Agreement and the Ancillary Agreement to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the Ancillary Agreement to which Buyer is a party shall when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms.

Section 7.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the Exchange Act.

Section 7.04 Noncontravention. Buyer is not subject or party to any Applicable Law, or rule or regulation of any Governmental Authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the Ancillary Agreement to which Buyer is a party.

Section 7.05 Litigation. There is no Proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 7.06 Purchase for Investment. Buyer is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Law, including United States federal securities laws. Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

Section 7.07 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 7.08 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Payment Amount (as adjusted pursuant to Section 2.04) and consummate the transactions contemplated by this Agreement.

ARTICLE 8

TAX MATTERS

Section 8.01 Tax Returns and Tax Characterization; Allocation.

(a) Tax Returns for Pre-Closing Tax Periods Filed Before the Closing. The Sellers’ Representative shall cause to be prepared and timely filed, on a basis consistent with the Company’s past practice, all Tax Returns of the Company and the Company Subsidiaries required to be filed (taking into account extensions) on or prior to the Closing Date.

(b) Tax Returns for Pre-Closing Tax Periods Filed After the Closing. The Company shall at its expense cause to be prepared and timely filed, at the direction of the Sellers’ Representative and on a basis consistent with the Company’s past practice, all Tax Returns of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods other than Straddle Periods required to be filed (taking into account extensions) after the Closing Date. The Sellers’ Representative and Buyer shall each be entitled to review and approve such Tax Returns. At least ten (10) Business Days prior to the due date (taking into account any extension) for the filing of any such Tax Return, the Company shall provide to Sellers’ Representative and Buyer a copy of such Tax Return for each of Sellers’ Representative’s and Buyer’s review and approval, which approval will not be unreasonable withheld or delayed. The Sellers shall pay, or cause to be paid, all Taxes shown as due on such Tax Returns (except to the extent such Taxes (i) were specifically reflected in the Closing Working Capital or (ii) such Taxes are not Indemnified Taxes).

(c) Tax Returns for Straddle Periods. The Company shall, at the direction of the Sellers’ Representative, at the Company’s expense, and on a basis consistent with the Company’s past practice (unless otherwise required by Tax laws or regulations (including interpretations thereof by any governmental authority)) prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are required to be filed for a Straddle Period. At least ten (10) Business Days prior to the due date (taking into account any extension) for the filing of any such Tax Return, the Company shall provide the Sellers’ Representative and Buyer a copy of such Tax Return, together with the calculation of Pre-Closing Taxes the Company determines to be due from the Sellers, for each of the Sellers’ Representative’s and Buyer’s review and approval, which approval will not be unreasonably withheld or delayed. The Sellers shall pay to Buyer, within ten (10) Business Days after the date on which Taxes are paid with respect to such periods, an amount equal to the portion of such Taxes that relates to the Pre-Closing Tax Period, except to the extent (i) such Taxes were specifically reflected in the Closing Working Capital or (ii) such Taxes are not Indemnified Taxes. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in Section 8.04.

(d) Amended Returns. Nothing in this Section 8.01 shall prohibit Buyer from filing any amendment to any Tax Return with respect to any Entity Tax of the Company for any Pre-Closing Tax Period that was filed by the Company prior to the Closing, provided that no such amendment shall be made without the consent of such Seller if such amendment would reasonably be expected to (i) have a material adverse effect on any Seller or (ii) require any Seller to amend a Tax Return of such Seller.

(e) Allocation of Assets. The Sellers and Buyer intend and agree that, for U.S. federal income tax purposes, the sale and purchase of the Equity Interests contemplated by this Agreement shall be characterized, pursuant to Rev. Rul. 99-6, 1999-1 C.B. 432, as follows: (i) by Sellers, as a sale of partnership interests of the Company; and (ii) by Buyer, as a purchase of all the assets held by the Company and therefore as an “applicable asset acquisition” for purposes of Section 1060 of the Code. Following the Closing, Buyer shall complete its purchase price accounting, and Buyer shall provide the Sellers’ Representative with a copy of its determination for allocation of the consideration paid by Buyer for the Equity Interests hereunder among the assets owned by the Company, for review and approval by the Sellers’ Representative, which shall not be unreasonable withheld or delayed, and a copy of Form 8594 filed by Buyer. The parties agree to file all Tax Returns (including, as applicable, IRS Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594) in a manner that is consistent with such allocation and to refrain from taking any position inconsistent therewith.

Section 8.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by Sellers. The Buyer hereby agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts. The Buyer shall provide the Sellers’ Representative with evidence satisfactory to Sellers’ Representative that such Transfer Taxes have been paid. If required by Applicable Law, the Sellers will, and will cause their applicable Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.03 Cooperation on Tax Matters. Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Sellers agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period for a period of at least seven (7) years following the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority and (b) to deliver or make available to Buyer, upon Buyer’s reasonable request, copies of all such books and records.

Section 8.04 Straddle Period Taxes. With respect to any Straddle Period, the portion of any Tax that relates to the Pre-Closing Tax Period shall (a) in the case of any Property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date; provided that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (a) above.

Section 8.05 Tax Proceedings.

(a) Buyer and the Company, on the one hand, and the Sellers and the Sellers’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company or the Company Subsidiaries in respect of which indemnification may be sought pursuant to Article 10 (any such inquiry, claim, assessment, audit or similar event, a “Tax Proceeding”). Any failure to so notify the other party of any Tax Proceeding shall not relieve such other party of any liability with respect to such Tax Proceeding except to the extent such party was actually prejudiced as a result thereof.

(b) Except with respect to Tax Proceedings relating to Entity Taxes, the Sellers’ Representative shall control the conduct of any Tax Proceedings relating to Tax Returns filed for Pre-Closing Tax Periods, and Buyer agrees to pay the reasonable out-of-pocket expenses of the Sellers in connection with any such Tax Proceeding that is initiated by a third party. The Sellers’ Representative shall notify the Buyer of any such Tax Proceedings and the Sellers’ Representative shall not consent to any settlement of any Tax Proceeding if such settlement would adversely and materially affect Buyer (or the Company and the Company Subsidiaries) in any Tax period after the Closing Date without the prior written approval of the Buyer, which shall not be unreasonably withheld or delayed. Buyer shall control the conduct of any Tax Proceedings relating to Entity Taxes for Pre-Closing Tax Periods, provided that Buyer shall permit the Sellers’ Representative to participate in any such Tax Proceedings and shall not effect or consent to any settlement or compromise thereof with respect to which the Sellers are liable to indemnify under this Agreement without obtaining the Sellers’ Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

Section 8.06 Tax Refunds.

(a) Any refunds of Indemnified Taxes and interest thereon that are received by Buyer, its Affiliates or the Company and any amounts credited against Tax to which Buyer, its Affiliates or the Company becomes entitled, in each case that relate to a Tax Return for a

Pre-Closing Tax Period (and not including any such refunds attributable to the subsequent amendment of such Tax Return by Buyer) shall be for the account of Sellers (such refunds, the “Refundable Taxes”), and Buyer shall pay over to the Sellers’ Representative any such Refundable Taxes within twenty (20) Business Days after receipt or entitlement thereto. To the extent that a claim for refund or a proceeding results in a payment or credit against Tax to Buyer, its Affiliates, or the Company of any Tax taken into account in calculating the Closing Working Capital, Buyer shall pay to the Sellers’ Representative such amount within ten (10) Business Days after receipt or entitlement thereto. In the event Buyer fails to pay any amount due under this Section 8.06(a) within the time period specified, then Buyer shall pay, in addition to the amounts due, interest on such amount at a rate per annum equal to five percent, calculated on the basis of actual days elapsed in a 365 day year, from the date of receipt or entitlement thereto, through the date prior to the date of payment.

(b) Any Tax refunds and interest thereon that are received by Sellers or their Affiliates and any amounts credited against Tax to which Sellers or their Affiliates become entitled, in each case that relate to (x) any Tax period or portion thereof beginning after the Closing Date, (y) any Tax refund relating to a Pre-Closing Tax Period that is received by Sellers solely as a result of an amended Tax Return filed by Buyer, and (z) any Straddle Period shall be for the account of the Buyer, and the Sellers shall pay over to the Buyer any such refund and interest or the amount of such credit within twenty (20) Business Days after receipt or entitlement thereto. In the event Sellers fail to pay any amount due under this Section 8.06(b) within the time period specified, then Sellers shall pay, in addition to the amounts due, interest on such amount at a rate per annum equal to five percent, calculated on the basis of actual days elapsed in a 365 day year, from the date of receipt or entitlement thereto, through the date prior to the date of payment.

(c) If Sellers pay an Indemnified Tax for a Pre-Closing Tax Period as a result of an adjustment by a governmental authority of a Tax Return for such period, and Buyer, its Affiliates or the Company realizes a Tax benefit (including without limitation a refund, credit or reduction) in a period other than a Pre-Closing Tax Period as a result of such adjustment, the amount of such Tax benefit shall be credited to Sellers in the manner described in Section 10.08.

Section 8.07 Purchase Price Adjustment. Any amount paid by the Sellers or Buyer under Section 2.04, Article 8 or Article 10 will be treated as an adjustment to the Aggregate Purchase Price (including by Buyer and the Sellers on their respective Tax Returns) for Tax purposes to the extent permitted under Applicable Law.

Section 8.08 Exclusivity. To the extent any provision of this Article 8 conflicts with any provision of Article 10, this Article 8 shall control.

ARTICLE 9

[RESERVED]

ARTICLE 10

SURVIVAL; INDEMNIFICATION

Section 10.01 Survival of Representations and Covenants. The representations and warranties of the Parties contained in this Agreement shall survive until the termination of the Escrow Period; provided, that (a) the representations and warranties contained in Section 5.21 (Tax Matters) (other than the representations and warranties in Section 5.21(p)) shall survive until the date that is thirty (30) days after the applicable statute of limitations for such representations and warranties expires, (b) the representations and warranties contained in Section 5.21(p) shall survive until the Section 5.21(p) Survival Date, and (c) the Company Fundamental Representations and the Seller Fundamental Representations, in each case, shall survive indefinitely; provided, further, that any claim that is properly asserted in writing pursuant to this Article 10 prior to the expiration of the survival period applicable to such representation or warranty set forth above shall survive until such claim is finally resolved and satisfied. All covenants and other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 10.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 10.02 Indemnification by the Sellers.

(a) From and after the Closing, but subject to other provisions of this Article 10, each Seller, severally and not jointly, hereby agrees to indemnify, defend and hold harmless, and agrees to pay on behalf of or reimburse the Indemnified Parties from and against any and all Damages which an Indemnified Party suffers, sustains or incurs after the Closing based upon or resulting from:

(i) any breach of any of the representations or warranties made by the Company in this Agreement or in any certificate the Company Closing Certificate (excluding any Company Fundamental Representations and the representations and warranties contained in Section 5.21 (Tax Matters)), which are addressed in clause (ii) and clause (v) below); provided, that the Parties acknowledge and agree that Sellers shall not indemnify the Indemnified Parties with respect to any breach of security or other unauthorized disclosure of personally identifiable information that occurs after the date hereof regardless of whether the Company or Sellers are in breach of the representations and warranties set forth in Section 5.13(g);

(ii) any breach of (A) any Company Fundamental Representations or (B) any of the representations or warranties contained in Section 5.21 (Tax Matters) (other than Section 5.21(p) which are addressed in clause (v) below);

(iii) any breach of or failure to perform any covenant or agreement made by the Company in this Agreement;

(iv) any breach of any of the representations or warranties made by such Seller in this Agreement (excluding any Seller Fundamental Representations, which are addressed in clause (vi) below, and any of the representations or warranties contained in Section 5.21 (Tax Matters) (other than Section 5.21(p)));

(v) any breach of any of the representations or warranties set forth in Section 5.21(p).

(vi) any breach by such Seller of a Seller Fundamental Representation;

(vii) any breach of or failure to perform any covenant or agreement made by such Seller in this Agreement

(viii) any Transaction Expenses or Indebtedness of the Company or any of its Subsidiaries to the extent not fully discharged at the Closing and that have not been applied to reduce the calculation of the Closing Payment Amount; and

(ix) any Indemnified Taxes,

in each case without duplication.

(b) For purposes of Sections 10.02(a)(i), (ii), (iv), (v) and (vi), a breach shall be determined without regard to any qualification based on materiality, Material Adverse Effect or similar qualifier contained in such representation or warranty (it being understood that the word “Material” in the defined term “Material Contract(s)” and the qualification as to Material Adverse Effect contained in Section 5.07(a) shall not be disregarded for any such purposes). Additionally, a Party’s entitlement to indemnification pursuant to this Agreement will not be affected by any examination made for or on behalf of any of the Parties or the knowledge of any of their respective officers, directors, Affiliates, employees, agents or representatives. Buyer shall take and shall cause the Company and their respective Affiliates to take all reasonable steps to mitigate any loss as required by Applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto (including by the pursuit of recovery under the reimbursement or indemnification provision of the Company’s PEAs).

Section 10.03 Limitations on Liability.

(a) Notwithstanding the provisions of this Article 10, (i) no Seller shall have any indemnification obligations for Damages under Sections 10.02(a)(i) or 10.02(a)(iv) unless and until (A) such Damage or series of related Damages based on the same claim equals or exceeds $100,000, and (B) the aggregate amount of all such Damages exceeds an amount equal to $2,000,000 (the “Basket Amount”); provided, that from and after such time as the total amount of Damages actually incurred by the Indemnified Parties under Sections 8.02(a)(i) or 8.02(a)(iv) exceeds the Basket Amount then the Sellers shall be liable for all Damages, including the initial $2,000,000; (ii) in no event shall the aggregate indemnification to be paid by the Sellers for Damages under Sections 10.02(a)(i) or 10.02(a)(iv) exceed an amount equal to the amount then available (if any) in the Escrow Account; and (iii) no Seller shall have any indemnification obligations for Damages under Section 10.02(a)(v) unless and until (A) such Damage or series of related Damages based on the same claim, audit or assessment equals or exceeds $40,000 (the “Per Claim Worksite Basket”) and (B) the aggregate amount of all such Damages exceeds an amount equal to $200,000 (the “Threshold Worksite Basket”); provided, further, that (x) from and after such time as the total amount of Damages actually incurred by the Indemnified Parties under Section 8.02(a)(v) exceeds the Worksite Basket then (1) the Sellers shall be liable for all such Damages, including the initial $200,000 and (2) neither the Per Claim Worksite Basket nor the Threshold Worksite Basket shall serve to limit any future claims for indemnification under Section 8.02(a)(v) and (y) in no event shall the aggregate indemnification to be paid by the Sellers for Damages under Section 10.02(a)(v) exceed an amount equal to $10,000,000 plus the amount then available (if any) in the Escrow Account.

(b) Notwithstanding anything to the contrary contained herein but, in each case, subject to the terms of this Section 10.03(b) and the limitations set forth in this Agreement, (i) the Indemnified Parties’ sole recourse with respect to indemnifiable claims for Damages under Sections 10.02(a)(i) and 10.02(a)(iv) shall be to the amount then available in the Escrow Account and (ii) the Indemnified Parties shall first seek recovery of Damages under Section 10.02(a)(v) from the amount then available in the Escrow Account; provided, however, to the extent that any Indemnified Party recovers amounts from the Escrow Account in satisfaction of any Damages under Section 10.02(a)(v), such recovered amounts shall not reduce the amount that the Indemnified Parties may recover with respect to claims for which recovery is otherwise limited to the Escrow Account under clause (i) above and the Indemnified Parties may, provided that the funds in the Escrow Account have first been exhausted, pursue claims for Damages under Sections 10.02(a)(i) and 10.02(a)(iv) directly against the Indemnifying Parties in an aggregate amount not to exceed the funds distributed from the Escrow Account in satisfaction of Damages under Section 10.02(a)(v); provided, further, that for the avoidance of doubt, the aggregate amount of Damages recoverable by the Indemnified Parties under Sections 10.02(a)(i) and 10.02(a)(iv) (whether from the Escrow Account of directly from the Sellers) shall not exceed $20,000,000. Furthermore, in no event will any Seller be liable under Section 10.02 of this Agreement for amounts in the aggregate in excess of the proceeds actually received by such Seller on account of the sale by such Person of its Equity Interests hereunder.

Section 10.04 Claims Procedure.

(a) If an Indemnified Party determines in good faith that such Indemnified Party has a bona fide claim for indemnification pursuant to this Article 10, then Buyer (on behalf of any Indemnified Party) shall deliver to the Sellers’ Representative a certificate signed by any officer of Buyer (a “Claim Certificate”):

(i) stating that an Indemnified Party has a claim for indemnification pursuant to this Article 10;

(ii) to the extent possible, contain a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer (the “Estimated Claim Amount”); and

(iii) specifying in reasonable detail (based upon the information then possessed by Buyer) the material facts known to the Indemnified Party giving rise to such claim.

Subject to this Article 10, no delay in providing such Claim Certificate shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) At the time of delivery of any Claim Certificate, the Indemnified Party shall deliver a duplicate copy of such Claim Certificate to the Escrow Agent (on behalf of itself or any other applicable Indemnified Party).

(c) If the Sellers’ Representative objects to any claim made in any Claim Certificate, then such party may deliver a written notice (a “Claim Dispute Notice”) to the other parties during the thirty (30) calendar day period commencing upon receipt by the Sellers’ Representative of the Claim Certificate. Any such Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the relevant Claim Certificate.

(d) With respect to a Claim Certificate, whether or not Sellers’ Representative delivers a Claim Dispute Notice, Buyer and the Sellers’ Representative shall attempt in good faith to resolve any disputes relating to such Claim Certificate. If Buyer and the Sellers’ Representative agree to a resolution of the Claim Certificate, then Sellers’ Representative shall, if such resolution requires any payment by the Indemnifying Party to an Indemnified Party be made from the then remaining funds in the Escrow Account pursuant to the first sentence of Section 10.03(b), direct the Escrow Agent to distribute cash in the amount of such payment from the Escrow Account in accordance therewith, or as otherwise required pursuant to this Article 10, the Indemnifying Party shall make payment to the Indemnified Party; provided, that Buyer may elect, in its sole discretion, to recover the amount of such payment (or any portion thereof) from the amount then available in the Escrow Account (and the Sellers’ Representative shall take any and all actions necessary to cause the release of such funds from the Escrow Account).

(e) If no such resolution can be reached during the forty-five (45) calendar day period following receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45) calendar day period, either Buyer or the Sellers’ Representative may bring suit to resolve the objection in accordance with Sections 11.07 and 11.08.

Section 10.05 Third-Party Claims.

(a) Each Indemnified Party shall give Sellers’ Representative prompt notice of the commencement of any claim or Proceeding with respect to which Sellers may become obligated to indemnify such Indemnified Party pursuant to this Article 10; provided, however, that any failure on the part of such Indemnified Party to promptly notify Sellers’ Representative shall not limit any of the obligations of Sellers under this Article 10 (except and only to the extent such failure prejudices the defense of such claim or Proceeding). Such notice shall describe the claim or Proceeding in reasonable detail, shall, to the extent legally permitted, include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.

(b) In the event of the assertion or commencement by any Person (other than a party to this Agreement) of any claim or Proceeding with respect to which Sellers may become obligated to indemnify any Indemnified Party pursuant to this Article 10, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) Business Days of the Indemnifying Party’s receipt of notice of such claim or Proceeding, to assume the defense of such claim or Proceeding at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event the Indemnifying Party timely assumes the defense of such claim or Proceeding, (i) subject to Section 10.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such claim or Proceeding in the name of and on behalf of the Indemnified Party and (ii) the Indemnified Party may participate, at its own expense, in the defense of such claim or Proceeding. If the Indemnifying Party elects not to defend such claim or Proceeding, the Indemnified Party may, subject to Section 10.05(c), defend such third-party claim and seek indemnification for any and all Damages based upon, or arising from or relating to such claim or Proceeding. Notwithstanding anything herein to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of any claim or Proceeding, if: (A) the Indemnifying Party has failed or is failing to actively and diligently prosecute or defend such claim, and is provided written notice of such failure by the Indemnified Party and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice; (B) the claim or Proceeding involves an allegation of criminal, quasi-criminal or fraudulent activity by the Indemnified Party or any of its Affiliates; (C) such claim or Proceeding includes any reasonably justifiable claim to obtain an injunction, restraining order, declaratory relief or other non-monetary relieve against the Indemnified Person; or (D) the claim or Proceeding seeks monetary damages which, together with any Damages previously paid by or on behalf of the Indemnifying Party or Parties in satisfaction of any claims for indemnification under this Agreement, plus any Damages reasonably expected to be incurred in connection with such claim or Proceeding, exceed the then remaining aggregate amount for which the Indemnifying Party or Parties would be responsible pursuant to this Article 10. Sellers and Buyer shall use commercially reasonable efforts to cooperate with each other in connection with the defense of any such claim or Proceeding, including making available records relating to such claim or Proceeding and furnishing, without expense to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation and conduct of the defense of such claim or Proceeding.

(c) Neither any Indemnified Party nor any Seller shall settle or compromise any such claim or Proceeding without the prior written consent of Seller or the Indemnified Party against whom such claim or Proceeding has been commenced, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.06 No Contribution. No Seller shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Buyer or any other Person in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement (unless Buyer shall have consented thereto).

Section 10.07 Calculation of Damages; Insurance Proceeds. The amount of any Damages that are subject to indemnification, compensation or reimbursement under this Article 10 shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Parties in respect of such Damages (in each case, net of costs of enforcement, deductibles, actual and directly related premium increases and retro-premium adjustments). Buyer shall use commercially reasonable efforts to seek, and shall cause each of its controlled Affiliates (including the Company) to use commercially reasonable efforts to seek full recovery under all insurance policies covering any Damages to the same extent as they would if such Damages were not subject to indemnification, compensation or reimbursement hereunder. In the event that any insurance or other recovery is actually made by Buyer or any Affiliate of Buyer with respect to any Damages for which Buyer or any such Affiliate has been indemnified, compensated or reimbursed hereunder, then a refund equal to the aggregate amount of the actual recovery (net of costs of enforcement, deductibles, actual and directly related premium increases and retro-premium adjustments) shall be made promptly to Sellers.

Section 10.08 Tax Benefits. The amount of any Damages that are subject to indemnification, compensation or reimbursement under Section 10.02(a)(ii)(B) or Section 10.02(a)(ix) shall be calculated net of the amount of any Tax benefit described in Section 8.06(c).

Section 10.09 Worksite Tax Benefits. The amount of any Damages that are subject to indemnification, compensation or reimbursement under Section 10.02(a)(v) shall be calculated net of the amount of any refunds of Taxes and interest thereon that are received by Buyer, its Affiliates or the Company and any amounts credited against Tax to which Buyer, its Affiliates or the Company becomes entitled, in each case that relate to Taxes withheld or paid in a Pre-Closing Tax Period in connection with amounts paid or owing to any Worksite Employee.

Section 10.10 Subrogation. To the extent that any Indemnified Party is entitled to indemnification, compensation or reimbursement pursuant to this Article 10, (a) Sellers shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that such Indemnified Party may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification, compensation or reimbursement is directly or indirectly related; and (b) such Indemnified Party shall permit Sellers to use the name of such Indemnified Party in any transaction or in any proceeding or other matter involving any of such rights or remedies, and such Indemnified Party shall take such actions as Sellers may reasonably request for the purpose of enabling Sellers to perfect or exercise the right of subrogation of Sellers under this Section 10.08; provided, in each case, that the Sellers shall consult with Buyer in good faith prior to the exercise of any rights or remedies under this Section 10.08.

Section 10.11 Release of Escrow Amount. If, upon the expiration of the Escrow Period, (a) no claim by any Indemnified Party for Damages remains outstanding or the Estimated Claim Amount of any and all claims then outstanding is less than the remaining Escrow Amount, (b) no required payment from the Escrow Account pursuant to this Article 10 remains outstanding or any required payments from the Escrow Account are less than the then remaining Escrow Amount and (c) any portion of the Escrow Account remains undistributed, subject to the terms and conditions of the Escrow Agreement, Buyer and the Sellers’ Representative shall deliver written authorization to the Escrow Agent within five (5) Business Days after the expiration of the Escrow Period instructing the Escrow Agent to pay to each Seller such Seller’s Applicable Percentage of the then remaining amount of the Escrow Account (less the Estimated Claim Amount for any and all claims then outstanding and less any and all required payments from the Escrow Account then outstanding), including any interest or dividends paid thereon, in accordance with the Escrow Agreement.

Section 10.12 Exclusive Remedy. Subject to any injunction or other equitable remedies that may be available to any Indemnified Party, from and after the Closing, Sellers shall not be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with the transactions contemplated by this Agreement except as expressly provided in this Article 10, and, subject to the foregoing, this Article 10 provides the exclusive remedy and cause of action of each of the Indemnified Parties against Sellers with respect to any matter arising out of or in connection with a breach of this Agreement or in connection with the transactions contemplated by this Agreement; provided, that notwithstanding anything in this Article 10 to the contrary, any Party which suffers any Damages by reason of a willful misrepresentation of Sellers in this Agreement constituting fraud shall be entitled to seek recovery therefor from the relevant Seller without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

ARTICLE 11

MISCELLANEOUS

Section 11.01 Confidentiality; Publicity.

(a) For a period of three (3) years following the Closing Date, each Seller shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public, except to the extent that such information: (i) is now or becomes generally available to or generally known by the public (other than as a result of a breach of this Section 11.01(a) by such Seller); (ii) is lawfully acquired by such Seller, any of its Affiliates or the respective representatives of such Seller or any of its Affiliates from and after the Closing from sources which are not known to such Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) was independently developed by such Seller or any of its Affiliates after the Closing without the use of or reference to any information referred to above; (iv) is required to be disclosed under any Applicable Law; or (v) is required to be disclosed in any filing with any Tax authority (the “Confidential Information”). In the event that any Seller is required or requested (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek, at Buyer’s expense, an appropriate protective order or waive compliance with the provisions of this Section 11.01(a). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, required under Applicable Law to disclose any Confidential Information, such Seller may disclose the Confidential Information; provided, that such disclosing Seller shall use his, her or its commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(b) None of Buyer, the Company or any Seller shall (and shall not permit their respective Affiliates or representatives to) issue any press release or make any public statement (not already made) regarding this Agreement or regarding any of the other transactions or documents contemplated by this Agreement, without the prior written consent of the other party, it being understood that the Parties intend to issue a customary joint press release mutually agreed upon by the Parties; provided however, that the Buyer or the Company may issue or make such public statements regarding this Agreement or the transactions contemplated hereby (other than with respect to the purchase price paid to the Sellers hereunder) as such party, in its reasonable discretion, determines after notice to, and consultation with, the Sellers’ Representative; provided further, that Buyer may make any public disclosure as required on the advice of counsel (including internal counsel) by the United States Securities and Exchange Commission or the rules and requirements of any applicable stock exchange in Buyer’s sole discretion without prior consultation with the Sellers’ Representative.

(c) Notwithstanding anything to the contrary in this Agreement, Greg Slamowitz shall be permitted to continue his publishing and public speaking activities consistent with his current practice including publications or presentations describing the Company, its business and the transactions contemplated by this Agreement (provided, that in connection with such publications or presentations, Mr. Slamowitz does not use or disclose any (x) confidential or non-public information of or pertaining to the Company and/or its Subsidiaries or any clients or personnel of the Company and/or any of its Subsidiaries, (y) trade secrets of Buyer or any of its Affiliates (including the Company or any of its Subsidiaries), and provided further that Mr. Slamowitz shall have no license, right or other immunity under or to any Company Intellectual Property, or (z) confidential or non-public particulars of this Agreement (including any terms relating to the economics of the transactions contemplated by this Agreement)), and neither Buyer nor the Company or its Subsidiaries have or shall have rights (whether intellectual property rights, royalty or other rights, financial or otherwise) in any such activities (including without limitation in the book “Flip the Pyramid”). Buyer and Mr. Slamowitz shall from time to time discuss in good faith the scope of Mr. Slamowitz’ presentations.

Section 11.02 Appointment of Sellers’ Representative.

(a) Powers of Attorney. Each Seller irrevocably constitutes and appoints Greg Slamowitz and John Iorillo, acting jointly (the “Sellers’ Representative”) as such Seller’s true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Sellers’ Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by such Seller or the Sellers’ Representative hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

(i) determine the presence (or absence) and direct the payment of proceeds of claims for indemnification against Buyer pursuant to Article 10;

(ii) deliver all notices required to be delivered by such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article 10;

(iii) receive all notices required to be delivered to such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article 10;

(iv) take any and all action on behalf of such Seller from time to time as the Sellers’ Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including, without limitation, regarding any Item of Dispute under Section 2.4 or the and claims for indemnification under Article 10;

(v) vote or consent on behalf of Sellers with respect to matters under this Agreement or the transactions contemplated hereby; and

(vi) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he deems necessary or prudent in connection with the administration of the foregoing.

Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Sellers’ Representative may lawfully do or cause to be done by virtue hereof. Each Seller will, by executing this Agreement agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Sellers’ Representative and Buyer and shall survive the death, incapacity, or bankruptcy of such Seller. Each Seller acknowledges and agrees that upon execution of this Agreement, any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Sellers’ Representative or any decisions made by the Sellers’ Representative pursuant to this Section 11.02, such Seller shall be bound by such documents or decision as fully as if such Seller had executed and delivered such documents or made such decisions.

(b) Liability. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by him or any agent employed by him hereunder or under any other Ancillary Agreement, or in connection therewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Sellers’ Representative shall not be liable to Sellers for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) Replacement of the Sellers’ Representative. Upon the death, disability or incapacity of the initial Sellers’ Representative appointed pursuant to Section 11.02(a) above, each Seller acknowledges and agrees that such Sellers’ Representative’s executor, guardian or legal representative, as the case may be, shall (in consultation with Sellers) appoint a replacement reasonably believed by such person (and approved by Buyer) as capable of carrying out the duties and performing the obligations of the Sellers’ Representative hereunder within thirty (30) days. In the event that the Sellers’ Representative resigns for any reason, the Sellers’ Representative shall (in consultation with Sellers and approved by Buyer) select another representative to fill such vacancy. Any substituted representative shall be deemed the Sellers’ Representative for all purposes of this Agreement and the Ancillary Agreement.

(d) Actions of the Sellers’ Representative; Liability of the Sellers’ Representative. Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of Sellers, pursuant to Section 11.02(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees that the Sellers’ Representative shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Sellers jointly and severally agree to pay, and to indemnify and hold harmless, each of the Indemnified Parties from and against any Damages which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, Sellers. In addition, Sellers hereby release and discharge Buyer from and against any liability arising out of or in connection with the Sellers’ Representative’s failure to distribute any amounts received by the Sellers’ Representative on Sellers’ behalf to Sellers.

Section 11.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or electronic mail) and shall be given,

if to Buyer, to:

c/o TriNet Group, Inc.

1100 San Leandro Blvd.

Suite 400

San Leandro, CA 94577

Facsimile: (510) 315-3111

Attention: James Franzone

With a copy to (which shall not constitute notice):

c/o TriNet Group, Inc.

1100 San Leandro Blvd.

Suite 400

San Leandro, CA 94577

Facsimile: (510) 315-3111

Attention: Greg Hammond

with a copy (which shall not constitute notice to Buyer) to:

Cooley LLP 101 California Street San Francisco, California 94111
Attention:	Craig Jacoby
Jamie K. Leigh
Facsimile No.: (415) 693-2000

if to Sellers or Sellers’ Representative, to:

John Iorillo

26 Cobb Island Drive

Greenwich, CT

E-mail: johniorillo@gmail.com

with a copy (which shall not constitute notice to Sellers) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	Filip Moerman
Facsimile No.:	(212) 225-3999

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. PST in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the immediately preceding sentence, without the prior written consent of Sellers, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the Ancillary Agreement to one or more of its Affiliates; (b) its rights under this Agreement and the Ancillary Agreement for collateral security purposes to any lender providing financing to Buyer, the Company, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the Ancillary Agreement, in whole or in part, to any subsequent purchaser of Buyer, the Company, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of Company Shares, sale of assets, merger, recapitalization or otherwise).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05 General Release.

(a) As of the Closing, each of the Sellers, on behalf of itself and each of its predecessors, successors, personal representatives and assigns, hereby irrevocably releases and forever discharges the Company and Buyer, and each of their respective officers, directors, shareholders, equity holders, employees, Subsidiaries, predecessors, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), for and from any and all manners of actions, causes, causes of action, suits, debts, dues, compensation, wages, bonuses, Liabilities, rights, costs, expenses (including, without limitation attorneys’ fees and costs), bonds, bills, covenants, contracts, controversies, executions, claims and demands, of whatever kind or nature, in law or in equity, known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any Released Party by such Seller by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the date hereof (collectively, the “Released Matters”); provided that nothing in this paragraph will release any Released Party from any obligations under this Agreement (including the matters set out in the schedules thereto) or any other Ancillary Agreement. For the avoidance of doubt, the Released Matters shall include, without limitation, any right to recover against the Company for any indemnification claims made against or paid by any Seller pursuant to Article 10. From and after the date hereof, each Seller agrees on behalf of himself, herself or itself to not, directly or indirectly (including, without limitation, in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any Proceeding of any kind against any of the Released Parties based upon or with respect to any Released Matter(s).

(b) Each Seller shall indemnify and hold the Released Parties harmless from and against all Damages arising from or in connection with the assertion by such Seller of any claim based upon or with respect to any Released Matter(s) or the breach of any of the covenants of such Seller set forth in this Section 11.05.

Section 11.06 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

Section 11.08 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 11.09 Jurisdiction. With respect to any Proceeding relating to or arising out of this Agreement or any other transaction contemplated hereby or thereby, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York (and any appellate courts of the foregoing), or if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County. In any such Proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the above courts, (ii) that its property is exempt or immune from attachment or execution, (iii) that such Proceeding is brought in an inconvenient forum, (iv) that the venue of such Proceeding is improper, (v) that such Proceeding should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties hereby agrees not to commence any such Proceeding other than before one of the above-named courts. Each of the Parties also hereby agrees that any final and non-appealable judgment against a party in connection with any such Proceeding shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Proceeding for which it has submitted to jurisdiction pursuant to this Section 11.09, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.03 of this Agreement. Nothing in this Section 11.09 shall affect the right of any Party to serve process in any other manner permitted by Applicable Law. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Proceeding resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any Person other than the respective parties to this Agreement.

Section 11.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11 Non-Compete; Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Compete Period”), each of the Sellers shall not, and shall not allow any of its respective Affiliates to, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly anywhere in North America and Canada in any business that the Company conducts or proposes to conduct as of the Closing Date (including, without limitation, the Business); provided, that (i) ownership of less than three percent (3%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business and (ii) the Wellness Rebate Business shall not be restricted or affected hereunder. Each such Seller expressly acknowledges and agrees that each and every restriction imposed by this Section 11.11 is reasonable with respect to subject matter, time period and geographical area.

(b) Each Seller agrees that for a period of eighteen (18) months following the Closing Date (the “Non-Solicitation Period”), such Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person who is a Company Employee as of the Closing Date or during the Non-Solicitation Period, without the prior written consent of Buyer; provided, that the foregoing shall not prohibit the Sellers (i) from placing or making any general solicitations that are not specifically directed at Company Employees thus covered or (ii) from soliciting or hiring any Company Employee whose employment at the Company is terminated not less than ninety (90) days before such Company is first solicited or hired by such Seller.

(c) Each Seller acknowledges and agrees that in the event of a breach by any Seller (or any of such Seller’s Affiliates) of any of the provisions of this Section 11.11 monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.11 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e) Each Seller acknowledges and agrees that (i) the restrictions contained in this Section 11.11 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Equity Interests (including, without limitation, the goodwill inherent therein), (ii) the Sellers are primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 11.11.

Section 11.12 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and any of which may be delivered by facsimile or electronically in portable document format (.pdf). This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.13 Entire Agreement. This Agreement, the Confidentiality Agreement, the Ancillary Agreement and the documents, agreements, certificates and instruments contained herein and therein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.15 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRINET GROUP, INC.

By:	/s/ Burton M. Goldfield
Name:	Burton M. Goldfield
Title:	President and Chief Executive Officer

AMBROSE EMPLOYER GROUP, LLC

By:	/s/ John Iorillo
Name:	John Iorillo
Title:	CO-CEO

GREGORY SLAMOWITZ

/s/ Gregory Slamowitz

JOHN IORILLO

/s/ John Iorillo

MARC DWEK

/s/ Marc Dwek

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into on July 1, 2013, by and among TriNet Group, Inc., a Delaware corporation (“Buyer”), Greg Slamowitz and John Iorillo, acting jointly solely their capacity as agent, proxy and attorney-in-fact for the Sellers (“Sellers’ Representative”), Marc Dwek (together with Sellers’ Representative, “Sellers”) and U.S. Bank National Association, as escrow agent (the “Escrow Agent”). Each of Sellers’ Representative, Buyer and the Escrow Agent may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used in this Escrow Agreement without definition shall have the respective meanings given to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Ambrose Employer Group, LLC, a New York limited liability company (the “Company”), Buyer, Sellers’ Representative and certain other parties have entered into that certain Equity Purchase Agreement, dated as of the date hereof (as amended or modified from time to time, the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase all of the issued and outstanding equity interests of the Company; and

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Escrow Agreement and the deposit by Buyer with the Escrow Agent of $20,000,000 in cash in order to provide a source of funding as described in the Purchase Agreement (the “Escrow Amount”).

AGREEMENTS

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of these premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree hereby as follows:

1. Delivery & Payment of Escrow Amount; Appointment & Acceptance of Escrow Agent.

Buyer and Sellers hereby designate and appoint the Escrow Agent to serve as escrow agent with respect to the Escrow Amount in accordance with the terms, conditions and provisions of this Escrow Agreement. The Escrow Agent hereby agrees to act as escrow agent in accordance with the terms, conditions and provisions of this Escrow Agreement. Buyer hereby delivers simultaneously with the execution of this Agreement cash in the aggregate amount of $20,000,000 in respect of the Escrow Amount, and the Escrow Agent hereby acknowledges receipt of the same. The Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of this Escrow Agreement with the escrow account holding the Escrow Amount (including all interest, dividends and other income earned thereon) referred to herein as the “Escrow Account”. The Escrow Amount shall be held as a trust fund and except as otherwise expressly set forth herein, shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Seller or any creditor of a Party hereto. The Escrow Agent shall provide Buyer and Sellers’ Representative quarterly statements related to the Escrow Account.

2. Release of Escrow Amount by the Escrow Agent.

The Escrow Amount shall be released in accordance with the terms of this Escrow Agreement and the Purchase Agreement. The Escrow Agent will release all or any portion of the Escrow Account to such person or persons as Buyer and Sellers’ Representative shall direct in a written notice delivered to the Escrow Agent and signed by both Buyer and Sellers’ Representative (such notice, a “Joint Written Instruction”), within one (1) Business Day of receipt of such Joint Written Instructions. In the absence of any such Joint Written Instructions, the Escrow Agent will not disburse or otherwise release all or any portion of the Escrow Account unless and until the Escrow Agent receives a written final and non-appealable order from a court of competent jurisdiction directing the Escrow Agent to disburse or release all or any portion of the Escrow Account. Each of

Buyer, on the one hand, and the Sellers’ Representative, on the other, represents, warrants and covenants to the other Party that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. The Escrow Agent hereby agrees and covenants with Buyer and Sellers that it shall perform all of its obligations under this Escrow Agreement and shall not deliver custody or possession of any portion of the Escrow Amount to anyone except pursuant to the express terms of this Escrow Agreement or as otherwise required by law.

3. General Provisions.

The U.S. Bank National Association General Provisions attached hereto as Exhibit A are hereby incorporated into this Escrow Agreement.

4. Escrow Agent Fees and Expenses.

The Escrow Agent’s fees shall be paid in advance in accordance with the Fee Schedule attached hereto as Exhibit B. Fifty percent (50%) of all fees and expenses of the Escrow Agent shall be paid by Buyer and fifty percent (50%) of all fees and expenses of the Escrow Agent shall be paid by the Sellers’ Representative (on behalf of the Sellers).

5. Investment of Escrow Account; Tax Distribution.

Unless the Escrow Agent receives Joint Written Instructions from Buyer and Sellers’ Representative to the contrary, the Escrow Agent will invest the funds within the Escrow Account in a U.S. Bank Money Market Account which is insured by the FDIC (as described on Exhibit C attached hereto) and in no other investments. The Escrow Agent may, with notice to Buyer and Sellers’ Representative, sell or liquidate the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder. Subject to the other terms hereof, interest, dividends and other income earned on the Escrow Amount shall become part of the Escrow Amount. The Parties hereto agree that, for federal and state income tax purposes only, any income earned on or derived from the Escrow Amount shall be allocated to Sellers in accordance with each Seller’s Applicable Percentage (as defined in the Purchase Agreement). Notwithstanding anything to the contrary herein, no later than thirty (30) days after the end of each calendar year in which interest or other income from the investment of the Escrow Amount is allocated to Sellers pursuant to this Section 5 (the “Allocated Income”), the Escrow Agent shall, without any further action required by any of Buyer, Sellers’ Representative or Sellers, distribute, in accordance with each Seller’s Applicable Percentage an aggregate amount from the Escrow Account equal to forty percent (40%) of the Allocated Income. The Escrow Agent shall deliver to Sellers’ Representative a copy of each tax reporting form submitted to the IRS to report the interest and other income earned on the Escrow Amount within thirty (30) days of each calendar year end.

6. Notices.

All notices, demands and requests required or permitted to be given under the provisions of this Escrow Agreement must be in writing and shall be deemed to have been sufficiently given when received if personally delivered or by facsimile transmission or, if mailed by registered or certified mail, with return receipt requested, or overnight mail addressed as follows:

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(a)	If to Buyer, to:

TriNet Group, Inc.

1100 San Leandro Blvd.

Suite 400

San Leandro, CA 94577

Facsimile: (510) 315-3111

Attention: James Franzone

With a copy to (which shall not constitute notice):

c/o TriNet Group, Inc.

1100 San Leandro Blvd.

Suite 400

San Leandro, CA 94577

Facsimile: (510) 315-3111

Attention: Greg Hammond

Email: greg.hammond@trinet.com

and

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Facsimile: (415) 693-2222

Attention: Craig Jacoby

     Jamie K. Leigh

(b)	If to Sellers’ Representative or Sellers, to:

John Iorillo

[Address]

[Address]

[Address]

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Filip Moerman

Facsimile: (212) 225-3999

(c)	If to the Escrow Agent, to:

U.S. Bank National Association

One California Street, Suite 1000

San Francisco, CA 94111

Attention: Danielle Fung

Facsimile: (415) 677-3768

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7. Termination.

If the Escrow Amount is reduced to zero, or has been released in its entirety pursuant to the terms of this Escrow Agreement and the Purchase Agreement, this Escrow Agreement shall immediately terminate and be of no further force or effect, and no further fees or expenses shall be invoiced by the Escrow Agent pursuant hereto except for unbilled fees or expenses incurred by the Escrow Agent prior to such time.

8. Entire Agreement; Conflicts.

This Escrow Agreement, together with the applicable provisions of the Purchase Agreement, shall constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the Parties or any of their respective Affiliates with respect to such subject matter. As between Buyer and Sellers’ Representative, in the event of any conflict between the provisions of this Escrow Agreement and the Purchase Agreement, the Purchase Agreement shall govern.

9. Amendment; Waiver.

This Escrow Agreement or any provision hereof may be amended, modified or waived only by a writing signed by Buyer, the Escrow Agent and Sellers. No waiver of any of the provisions of this Escrow Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10. Headings.

The headings in this Escrow Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Escrow Agreement.

11. Governing Law; Jurisdiction; Waiver of Jury Trial.

This Escrow Agreement is to be governed and interpreted under the laws of the State of New York, without regard to the conflicts of law rules of such state. In the event of any dispute under this Escrow Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York (and any appellate courts of the foregoing), or if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County and waives any objection to such jurisdiction on the grounds of venue, forum non conveniens or any similar grounds. The Parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.

12. Assignment.

This Escrow Agreement may not be transferred, assigned, pledged or hypothecated by any Party without the consent of the other Parties hereto, which consent will not be unreasonably withheld with respect to a transfer, assignment, pledge or hypothecation by Buyer or Sellers. This Escrow Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective administrators, successors and permitted assigns.

*  *  *  *  *  *

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IN WITNESS WHEREOF, the Parties hereto have executed this Escrow Agreement as of the date first above written.

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Escrow Agreement]

BUYER:

TRINET GROUP, INC.

By:
Name: William Porter
Title: Chief Financial Officer

[Signature Page to Escrow Agreement]

SELLERS:

Greg Slamowitz

John Iorillo

Marc Dwek

[Signature Page to Escrow Agreement]

Exhibit A

General Provisions for

Corporate Escrow Agreements

LIABILITY OF ESCROW AGENT

In performing any duties under this Escrow Agreement, the Escrow Agent shall not be liable to any Party for consequential damages (including, without limitation lost profits), losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (I) any act or failure to act made or omitted in good faith, or (II) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations committed, or alleged to have been committed, by any Party or such Party’s representatives or agents other than the Escrow Agent or its representatives or agents, or determining the scope of any representative authority of any other Party hereto. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Escrow Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any other Party to this Escrow Agreement.

FEES AND EXPENSES

It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Escrow Agreement. In the event that the conditions of this Escrow Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Escrow Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Escrow Agreement or its subject matter or the Escrow Account, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, reasonable attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in the Escrow Account until such compensation, fees, costs, and expenses are paid. Buyer and Sellers’ Representative on behalf of the Sellers jointly and severally promise to pay these sums upon demand. Unless otherwise provided, Buyer and Sellers’ Representative on behalf of the Sellers each will pay one-half of all of the Escrow Agent’s usual charges and the Escrow Agent may deduct such sums from the Escrow Amount if such sums are not paid within thirty (30) Business Days of the Escrow Agent’s written demand therefor.

CONTROVERSIES

If any controversy arises between the Parties to this Escrow Agreement, or with any other Party, concerning the subject matter of this Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final, non-appealable judgment of a court of competent jurisdiction. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of a court of competent jurisdiction all documents and funds held in escrow, provided however that the Escrow Agent may withhold an aggregate amount equal to the costs, expenses, charges and reasonable attorney fees incurred by the Escrow

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Exhibit A

General Provisions for

Corporate Escrow Agreements

Agent due to the interpleader action, which Buyer and Sellers’ Representative on behalf of the Sellers jointly and severally agree to pay. Upon initiating such action and depositing all such documents and funds in escrow with the clerk of a court of competent jurisdiction, the Escrow Agent shall be fully released and discharged of and from all obligations imposed by the terms of this Escrow Agreement except for obligations incurred as a result of the gross negligence or willful misconduct of the Escrow Agent.

INDEMNIFICATION OF ESCROW AGENT

Buyer and Sellers’ Representative and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, reasonable counsel fees, including allocated costs of in-house counsel, and reasonable disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of his/her duties under this Escrow Agreement, including but not limited to any litigation arising from this Escrow Agreement or involving its subject matter. The Escrow Agent shall have a first lien on the property and papers held under this Escrow Agreement for such compensation and expenses.

INVESTMENT INSTRUCTIONS

For the purpose of investing funds held in escrow, the Escrow Agent may accept Joint Written Instructions (including instructions sent to the Escrow Agent by facsimile transmission, with original sent promptly to the Escrow Agent) from Buyer and Sellers’ Representative. Buyer and Sellers’ Representative shall indemnify and hold the Escrow Agent harmless from any and all liability for acting on such joint investment instructions purported to be given by

Buyer and Sellers’ Representative. Absent gross negligence or willful misconduct by the Escrow Agent, the Escrow Agent shall not be responsible for the authenticity of any instructions, or be in any way liable for any unauthorized instruction or for acting on such an instruction, whether or not the person giving the instructions was, in fact, an authorized Party hereto. In no event shall the Escrow Agent be liable to Buyer or Sellers’ Representative for any consequential, special, or exemplary damages, including but not limited to lost profits, from any cause whatsoever arising out of, or in any way connected with acting upon Joint Written Instructions believed in good faith by the Escrow Agent to be genuine. In the absence of such Joint Written Instructions, the Escrow Agent shall invest the Escrow Amount, to the extent reasonably practicable, in a U.S. Bank Money Market Account, which is insured by the FDIC.

The Escrow Agent may make any investments through its own investment department or that of its affiliates. The Escrow Agent shall not be liable for any loss from such investments, including upon the sale or disposition of any investments.

The Escrow Agent will act upon joint investment instructions the day that such Joint Written Instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Joint Written Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next Business Day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest funds on the day the Joint Written Instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure, or delay in making an investment which is caused by circumstances beyond the Escrow Agent’s reasonable control.

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Exhibit A

General Provisions for

Corporate Escrow Agreements

FUNDS INVESTED DURING ESCROW

The Parties acknowledge that payment of any interest earned on the funds invested in the Escrow Account will be subject to backup withholding penalties unless a properly completed Internal Revenue Service form W8 or W9 certification is submitted to the Escrow Agent.

RESIGNATION OF ESCROW AGENT

The Escrow Agent may resign at any time upon giving at least thirty (30) days’ written notice to Buyer and Sellers’ Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Buyer and Sellers’ Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Buyer and Sellers’ Representative fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Escrow Agreement upon the execution and delivery to the Parties of such instrument by the successor escrow agent and the transfer of all documents and funds related to the Escrow Account to the successor escrow agent.

AUTOMATIC SUCCESSION

Any company into which the Escrow Agent is merged or with which it is consolidated, or any company to whom the Escrow Agent transfers a substantial amount of its Global Escrow business, shall be the successor to the Escrow Agent hereunder without the execution or filing of any paper or any further act on the part of any of the Parties, provided that the Escrow Agent shall provide written notice to Buyer and Sellers’ Representative of such succession within a reasonable period of time of the consummation of such succession.

SIGNATURE PAGES

This Escrow Agreement may be executed in any number of counterparts, all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages hereto by facsimile or PDF transmission shall constitute effective execution and delivery of this Escrow Agreement as to the Parties and may be used in lieu of the original Escrow Agreement for all purposes. Signatures of the Parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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Exhibit B

Escrow Agent Fee Schedule

Initial Fees
01010

Acceptance Fee

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

“IMPORTANT INFORMATION

ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT”

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.”

Waived
Administration Fees
04460	Escrow Agent Annual administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.	Waived
Incidental Expenses
SUCE0000	Charge for miscellaneous expenses such as; fax, messenger service, overnight mail, telephone, stationery and postage. This charge is a percent of total Administration Fees, charged in advance.	0%
Transaction Fees
10880	Disbursements/Draws Charge per item disbursed. Includes the wire or check fee.	Waived

10100	Trades Charge per trade to buy or sell investments, excluding automated sweep transactions.*	Waived

*	Automatic sweeping of cash into money market funds is not considered a “trade” for the purposes of this fee. However, applicable fees are disclosed in the “Automatic Money Market Investments” authorization letter or the fund prospectus provided

Exhibit B

10101	Receipts Charge per receipt of funds via wire or check.	Waived
Direct Out of Pocket Expenses
	Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost
Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

At Cost

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

Exhibit C

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET DEPOSIT ACCOUNT

DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

Exhibit B

Working Capital

Current Assets are equal to the sum of the following line items on the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet, as applicable:

1.	Cash and cash equivalents;

2.	Accounts receivable; and

3.	Prepaid expenses and other current assets

Current Liabilities are equal to the sum of the following line items on the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet, as applicable:

1.	Payroll tax liabilities;

2.	Accrued serviced employee benefits;

3.	Client deposits payable; and

4.	Accounts payable and accrued liabilities

SCHEDULE I

Seller	Equity Interests[1]	Applicable Percentage
Gregory Slamowitz	9,600,000.00	47.50%
John Iorillo	9,600,000.00	47.50%
Marc Dwek	1,010,526.33	5.00%

Total	20,210,526.33	100.00%

[1]	Ambrose Common Units.